Exhibit 99.(b)(1)

CONFORMED COPY

U.S.$40,000,000,000

FACILITY AGREEMENT

dated 12 July 2007

for

RIO TINTO PLC

arranged by

CREDIT SUISSE
DEUTSCHE BANK AG, LONDON BRANCH
THE ROYAL BANK OF SCOTLAND plc

SOCIÉTÉ GÉNÉRALE

with

THE ROYAL BANK OF SCOTLAND plc
acting as Agent

CLIFFORD CHANCE LLP	Linklaters LLP

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CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
SECTION 2
THE FACILITIES
2.	The Facilities	23
3.	Purpose	24
4.	Conditions of Utilisation	25
SECTION 3
UTILISATION
5.	Utilisation	27
6.	Utilisation – Swingline Loans	28
7.	Swingline Loans	30
8.	Optional Currency	32
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
9.	Repayment	35
10.	Prepayment and cancellation	36
SECTION 5
COSTS OF UTILISATION
11.	Interest	43
12.	Interest Periods	44
13.	Changes to the calculation of interest	45
14.	Fees	46
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
15.	Tax gross up and Indemnities	48
16.	Tax Gross up and Indemnities - Canadian Borrowers	54
17.	Increased costs	56
18.	Other indemnities	57
19.	Mitigation by the Lenders	59
20.	Costs and expenses	59
SECTION 7 GUARANTEE
21.	Guarantee and indemnity	61
SECTION 8
REPRESENTATIONS
22.	Representations	64
23.	Information Undertakings	67
24.	Financial covenants	70
25.	General Undertakings	72
26.	Events of Default	74

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SECTION 9
CHANGES TO PARTIES
27.	Changes to the Lenders	79
28.	Changes to the Obligors	84
SECTION 10
THE FINANCE PARTIES
29.	Role of the Agent and the Initial Arrangers	86
30.	Conduct of business by the Finance Parties	91
31.	Sharing among the Finance Parties	91
SECTION 11
ADMINISTRATION
32.	Payment mechanics	93
33.	Set-off	96
34.	Notices	96
35.	Calculations and certificates	97
36.	Partial invalidity	98
37.	Remedies and waivers	98
38.	Amendments and waivers	98
39.	Counterparts	99
SECTION 12
GOVERNING LAW AND ENFORCEMENT
40.	Governing law	100
41.	Enforcement	100

THE SCHEDULES

iii

THIS AGREEMENT is dated 12 July 2007 and made between:

(1)                            RIO TINTO PLC, registration number 719885 (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (together with the Company, the “Original Borrowers”);

(3)                            THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original guarantors (together with the Company, the “Original Guarantors”);

(4)                            CREDIT SUISSE, DEUTSCHE BANK AG, LONDON BRANCH, THE ROYAL BANK OF SCOTLAND plc and SOCIÉTÉ GÉNÉRALE as bookrunners and initial mandated lead arrangers (whether acting individually or together the “Initial Arrangers”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(6)                            THE ROYAL BANK OF SCOTLAND plc as agent of the other Finance Parties under all Facilities (other than the Swingline Facilities) (the “Agent”); and

(7)                            THE ROYAL BANK OF SCOTLAND plc, NEW YORK BRANCH as agent of the other Finance Parties under the Swingline Facility (the “Swingline Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Acquisition” means:

(a)                                   the acquisition of Shares pursuant to the Offer;

(b)                                  the acquisition of Shares pursuant to Section 206 of the Canada Business Corporations Act or pursuant to any amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganisation, compulsory acquisition or other transaction involving the Target, the Company, Bidco or another Subsidiary of the Company in order to acquire any Shares; and

(c)                                   the acquisition of, or the redemption, termination or cancellation of, any preference shares, options, securities and other rights to receive or relating to any shares or other ownership interests in the Target.

“Acquisition Costs” means all costs, fees and expenses (and Taxes on them) and all stamp duty, stamp duty land tax, registration and other similar Taxes incurred by or on behalf of the

Company or Bidco in connection with the Acquisition, the Offer Document, the Finance Documents or the financing of the Offer.

“Acquisition Loan” means any Loan to be made for any one or more of the purposes specified in paragraph (a)(i) of Clause 3.1 (Purpose).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Form” means, in relation to a document, that:

(a)                                   it is in a form initialled by or on behalf of the Company and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)                                  if not falling within paragraph (a) above, it is in form and substance satisfactory to the Agent and initialled by or on behalf of the Agent for the purposes of identification.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Part II) (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Australian Parent Guarantee” means the deed poll guarantee from Rio Tinto Limited (formerly CRA Limited) (ACN 004 458 404) dated 21 December 1995 in favour of creditors of the Company (formerly The RTZ Corporation PLC).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)                                   in relation to Facility A, the period from and including the date of this Agreement to and including the date which is nine Months after the date of this Agreement;

(b)                                  in relation to Facility B, the period from and including the date of this Agreement to and including the date which is one Month before the Termination Date applicable to Facility B;

(c)                                   in relation to Facility C, the period from and including the date of this Agreement to and including the date which is one Month before the Termination Date applicable to Facility C; and

(d)                                  in relation to Facility D, the period from and including the date of this Agreement to and including the earlier of (i) the date falling 60 days after the date of first Utilisation under any Facility and (ii) the date falling nine Months after the date of this Agreement.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                   the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under a Revolving Facility only, that Lender’s participation in any Loans that are due to be repaid or prepaid under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency”, U.S.$ or “$” means United States dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than, in relation to a Term Loan, a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

“Bidco” means Rio Tinto Canada Holding Inc.

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                   the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)                                   (in relation to any date for payment or purchase of United States dollars) New York City; and

(b)                                  (in relation to any date for payment or purchase of Canadian dollars) Toronto.

“Can.$ “ means Canadian dollars.

“Canadian Borrower” means a Borrower that is or is deemed to be a resident of Canada for the purposes of the Canadian Tax Act.

“Canadian Obligor” means an Obligor that is or is deemed to be a resident of Canada for the purposes of the Canadian Tax Act.

“Canadian Tax Act” means the Income Tax Act (Canada).

“Certain Funds Default” means a Default arising under:

(a)                                   Clause 26.1 (Non-payment);

(b)                                  Clause 26.3 (Other obligations) as it relates to:

(i)                                  Clause 25.4 (Negative pledge), as it relates to an Original Obligor;

(ii)                               Clause 25.3 (Pari passu ranking); or

(iii)                            Clause 25.8 (The Acquisition);

(c)                                   Clause 26.4 (Misrepresentation) as it relates to:

(i)                                  Clause 22.2 (Status);

(ii)                               Clause 22.3 (Binding obligations);

(iii)                            Clause 22.4 (Non-conflict with other obligations); or

(iv)                           Clause 22.5 (Power and authority),

in each case, as it relates to each Original Obligor;

(d)                                  Clause 26.6 (Insolvency) or 26.7 (Insolvency proceedings); or

(e)                                   Clause 26.11 (Unlawfulness) or Clause 26.12 (Repudiation).

“Commitment” means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment or a Facility D Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means, in relation to a Finance Party, any information relating to the Company, the Group or the Facilities (including, without limitation, the Information Memorandum) provided to that Finance Party by either:

(i)                                      any member of the Group or any of their advisers, or

(ii)                                   another Finance Party, if the information was obtained directly or indirectly from any member of the Group or any of the Group’s advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)                                   is or becomes public knowledge other than as a direct or indirect result of any breach by that Finance Party of a Finance Document or any confidentiality undertaking; or

(b)                                  either:

(A)                           is known by that Finance Party before the date the information is disclosed to it by any member of the Group or any of their advisers or by another Finance Party in the circumstances set out in (ii) above; or

(B)                             is lawfully obtained by it after that date, other than (directly or indirectly) from a source which is connected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Consolidated Net Worth plus Minorities of the Company and Rio Tinto Limited” means:

(a)                                   the amount for the time being paid up or credited as paid up on the issued share capital of the Company and Rio Tinto Limited;

(b)                                  plus the amount standing to the credit (or, as the case may be, minus the amount standing to the debit) of the consolidated profit and loss account of the Company and Rio Tinto Limited and their Subsidiaries as at the end of the latest financial year (or half year) for which financial statements of the Company, Rio Tinto Limited and their Subsidiaries have been published, plus any other consolidated reserves of the Company and Rio Tinto Limited and their Subsidiaries (including any share premium account or capital redemption reserve) and plus all amounts that have been written off (to profit and loss account or other reserves) in respect of goodwill (as defined under accounting principles generally accepted in the United Kingdom); and

(c)                                   plus (to the extent not already included) the amount attributable to the interests of outside holders of issued share capital in any of the Subsidiaries of the Company or Rio Tinto Limited.

For the purposes of the foregoing, all items shall be calculated on a consolidated basis and (subject only as may be required in order to reflect the express inclusion or exclusion of items as specified in this definition) shall be as shown in the latest published consolidated balance sheet of the Company and Rio Tinto Limited and their Subsidiaries.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing, each as specified in Clause 26 (Events of Default)) be an Event of Default.

“Defeasance Arrangement” means an arrangement pursuant to which money, securities and/or other assets are paid to, and/or deposited with, a depository in an amount designed to pay or discharge in full (or to provide in full, either alone or together with income or profit therefrom, for) any liability in respect of any notes, bonds, debentures, debenture stock or other Financial Indebtedness.

“Derivatives Transactions” means any transaction as described in paragraph (g) of the definition of “Financial Indebtedness”.

“Disruption Event” means either or both of:

(a)                                   a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                  the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                        from performing its payment obligations under the Finance Documents; or

(ii)                                     from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                   air (including air within natural or man-made structures, whether above or below ground);

(b)                                  water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                   land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                   have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; or

(c)                                   relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Excluded Subsidiary” means:

(a)                                   Rossing Uranium Limited, any Subsidiary thereof and any successor of any of them;

(b)                                  any member of the Group (or any of its Subsidiaries) other than the Target where (i) any of its shares are listed on a stock exchange and (ii) any person who is not a member of the Group owns any of those shares; or

(c)                                   any Joint Venture.

“Facility” means Facility A, Facility B, Facility C, Facility D or the Swingline Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means the Termination Date applicable to Facility A.

“Facility B” means the revolving loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under the Facility C, or the principal amount outstanding for the time being of that loan.

“Facility D” means the term loan facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

“Facility D Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility D Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility D Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility D Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility D Lender’s Own Taxes” means Taxes imposed on or measured by the net income or capital of a Lender under Facility D by a governmental body of a jurisdiction in which the Lender under Facility D is subject to taxation by reason of the fact that the Lender under Facility D:

(a)                                   is or was incorporated or formed under the laws of that jurisdiction or any political subdivision thereof;

(b)                                  has its Facility Office in respect of the Facility D Loan in that jurisdiction;

(c)                                   has or had a permanent establishment or a fixed place of business in that jurisdiction;

(d)                                  is or was resident in or a citizen of that jurisdiction; or

(e)                                   is or was carrying on a trade or business in that jurisdiction,

but shall exclude:

(i)                                  Taxes (including under Part XIII of the Canadian Tax Act or any successor provisions) imposed on the net income or capital of a Facility D Lender only by reason of the fact that the Lender under Facility D has executed, delivered or performed its obligations under, has received or is entitled or receive payments under, or has enforced, any Finance Document; and

(ii)                               sales, excise or value added taxes imposed with respect to any goods or services made available by that Lender under Facility D by reason of the fact that the Lender under Facility D has executed, delivered or performed its obligations under, has received or is entitled to receive payments under, or has enforced, any Finance Document.

“Facility D Loan” means a loan made or to be made under Facility D or the principal amount outstanding for the time being of that loan.

“Facility D Repayment Date” means the Termination Date applicable to Facility D.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Initial Arrangers and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees).

“Finance Company” means a member of the Group which:

(a)                                   raises finance for use in the Group;

(b)                                  is not an operating company;

(c)                                   does not have any assets other than:

(i)                                  receivables from loans made by it to other members of the Group;

(ii)                               shares in other Finance Companies;

(iii)                            receivables from derivative transactions entered into by it; or

(iv)                           any other assets associated with acting as a finance raising company for the Group; and

(d)                                  does not have any Subsidiaries which are operating companies.

“Finance Document” means this Agreement, the Syndication Letter, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Swingline Agent, the Initial Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                   moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) entered into primarily for the purpose of raising finance and which would, in accordance with GAAP, be treated as a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                  shares which are expressed to be redeemable prior to the Termination Date applicable to Facility D;

(i)                                      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (other than where the underlying liability covered by that guarantee, indemnity, bond, letter of credit or other instrument is a liability (i) of a member of the Group arising in the ordinary course of its business, and (ii) which does not constitute Financial Indebtedness as described in paragraphs (a) to (h) above); and

(j)                                      the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles standards and practices in the United Kingdom, including IFRS.

“Group” means the Company, Rio Tinto Limited and their respective Subsidiaries for the time being including, from the Unconditional Date, the Target and its Subsidiaries.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Income Tax Act” means the Income Tax Act 2007.

“Information Memorandum” means the document in the form approved by the Company concerning the Group (as enlarged by the Acquisition) which, at the Company’s request and on its behalf, is to be prepared in relation to Syndication and distributed by the Initial Arrangers to selected financial institutions after the date of this Agreement.

“Information Package” means:

(a)                                   the Information Memorandum; and

(b)                                  the Initial Information.

“Initial Information” means the presentation materials entitled “Jupiter recommended acquisition of Saturn – Financing banks briefing materials” dated 2 July 2007.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

“Joint Decision” has the meaning given to it on the Articles of Association of the Company.

“Joint Venture” means a partnership, corporation, joint venture or unincorporated organisation or association whose business or activities substantially consist of or are related to the exploration, development, mining and/or exploitation (including processing and marketing) of base and precious metals, other minerals, petroleum or any other materials whatsoever.

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to five decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, a Facility B Loan, a Facility C Loan, a Facility D Loan or a Swingline Loan.

“Majority Lenders” means:

(a)                                   if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(c)                                   at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)                                   until paragraph (b) below applies:

(i)                                  in relation to any Facility A Loan 0.225 per cent. per annum;

(ii)                               in relation to any Facility B Loan 0.275 per cent. per annum;

(iii)                            in relation to any Facility C Loan 0.325 per cent. per annum; and

(iv)                           in relation to any Facility D Loan 0.325 per cent. per annum;

(b)                                  at any time following the Unconditional Date, the rate per annum determined by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term senior unsecured debt not credit enhanced (each a “long term credit rating”) last published (and not withdrawn) at that time in accordance with the following table:

Rating	Margin (%p.a.) (Facility A)	Margin (% p.a.) (Facility B)	Margin (% p.a.) (Facility C)	Margin (%p.a.) (Facility D)
A+ (S&P) / A1 (Moody’s) or higher	0.175	0.225	0.275	0.275
A (S&P) / A2 (Moody’s)	0.225	0.275	0.325	0.325
A- (S&P) / A3 (Moody’s)	0.275	0.325	0.375	0.375
BBB+ (S&P) / Baa1 (Moody’s) or lower	0.325	0.375	0.425	0.425

However:

(i)                                      This paragraph (b) will not apply until (A) the Unconditional Date has occurred and (B) Moody’s and S&P have each confirmed or revised their long term credit rating to apply taking into account the Acquisition;

(ii)                                   if the long-term credit ratings assigned by Moody’s and S&P differ, the Margin will be determined on the basis of the simple average of the Margins indicated for the respective ratings;

(iii)                                if there is only one long-term credit rating, the Margin will be determined on the basis of that rating;

(iv)                               if there is no current long-term credit rating, the Margin will be the highest level set out in the table above;

(v)                                  if an Event of Default occurs and is continuing the Margin for all Loans shall be or shall immediately revert to the highest level set out in the table above until no Event of Default is continuing, in which case, the Margin shall then be determined in accordance with the ratings as set out in the table above; and

(vi)                               in this definition:

(i)                                  “Moody’s” means Moody’s Investors Service Inc.;

(ii)                               “S&P” means Standard & Poor’s Ratings Service; and

(c)                                   in relation to any Unpaid Sum the rate per annum applicable to the Facility (having regard to the table set out in paragraph (b) above) in relation to which the Unpaid Sum arises, or if such Unpaid Sum does not arise in relation to a particular Facility, the highest rate per annum applying to any Facility.

“Material Adverse Effect” means a material adverse effect on or material adverse change in the ability of the Obligors (taken as a whole) to perform and comply with their payment obligations under this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                   if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                   an Interest Period starting on the last day of a month shall end on the last Business Day of the next calendar month, notwithstanding paragraph (a) above.

The above rules will only apply to the last Month of any period.

“New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

“Obligor” means a Borrower or a Guarantor.

“Offer” means the offer made or proposed to be made on behalf of the Company or Bidco for the Shares as that offer may from time to time be amended, extended, revised or waived.

“Offer Document” means the offer document to be posted by the Company or Bidco to holders of Shares in the Target containing the Offer.

“Optional Currency” means Canadian dollars.

“Original Financial Statements” means the audited consolidated financial statements of the Company and Rio Tinto Limited and their respective Subsidiaries for the financial year ended 31 December 2006.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)                                   any Security created with the prior consent of the Majority Lenders provided that, except to the extent permitted by any of the exceptions contained in the following paragraphs in this definition, the principal amount of the Financial Indebtedness secured by any such Security shall not at any time be increased beyond the amount so consented to without further consent of the Majority Lenders;

(b)                                  any Security arising by operation of law (or by agreement to substantially the same effect) and not as a result of any default or omission on the part of any member of the Group and any Security for unpaid taxes to the extent not due and payable or, if due and payable, for so long as good faith efforts to contest same are being undertaken by any member of the Group;

(c)                                   any Security created prior to the signing of this Agreement provided that, except to the extent permitted by any of the other exceptions contained in the other paragraphs of this definition, the principal amount of the Financial Indebtedness secured by any such Security shall not be increased after the signing of this Agreement beyond the maximum aggregate principal amount which could be borrowed or raised under the facility (as in effect at the signing of this Agreement) in relation to which such Security was created;

(d)                                  any Security to secure the payment of, or created in connection with the financing of, all or part of the purchase price of, or other consideration paid for, and/or cost of the acquisition, purchase, construction, development, exploitation, preservation, expansion, extension and/or improvement by any member of the Group (in each case whether alone or in association with others) of, or of any right or interest in or in respect of, any assets, or to secure Financial Indebtedness incurred (whether prior to, at the time of, or after the completion of such acquisition, purchase, construction, development, exploitation, preservation, expansion, extension and/or improvement) for the purpose of financing or refinancing all or any part of such price, consideration and/or cost, provided that:

(i)                                  the Security relates only to:

(A)                           those assets or products from those assets and/or income or profit from those assets or of such products; and/or

(B)                             any right or interest in or in respect of those assets and/or shares or the like in the owner of such assets and/or products from those assets and/or income or profit from those assets and/or of such products and/or of such shares or the like; and

(ii)                               the Security secures no more than the purchase price of, or other consideration paid for, and/or costs of construction, development, exploitation, preservation, expansion, extension and/or improvement of, those assets or any right or interest in or in respect of those assets, including any financing or refinancing costs associated with any such purchase price or other consideration and/or costs;

(e)                                   any Security securing Financial Indebtedness given over money, securities and/or other assets paid to and/or deposited with a depositary pursuant to a Defeasance Arrangement;

(f)                                     any Security created to secure the performance of bids, tenders, leases, statutory obligations, surety and appeal bonds, contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business of any member of the Group;

(g)                                  any Security on or over all or any part of the interest of any member of the Group in any Joint Venture, including the revenues and assets derived by a member of the Group from such Joint Venture or employed by a member of the Group in such Joint Venture, in favour of its co venturers and/or the manager or operator of the Joint Venture to secure the due payment of amounts payable under or in respect of such Joint Venture;

(h)                                  any Security arising in the ordinary course of dealings in base and precious metals, other minerals, petroleum or any other materials whatsoever;

(i)                                      any Security arising in the ordinary course of payment netting arrangements, Derivatives Transactions and other normal banking transactions;

(j)                                      any Security over assets acquired after the signing of this Agreement and existing at the date of acquisition of such assets but not created in contemplation of such acquisition;

(k)                                   any Security over goods and documents of title thereto and other related documents arising in the ordinary course of letter of credit transactions;

(l)                                      any Security securing obligations owed to a wholly-owned Subsidiary of the Company or Rio Tinto Limited;

(m)                                any Security securing Financial Indebtedness to refinance other Financial Indebtedness secured by Security permitted by any one or more of the exceptions above and/or the exception contained in this paragraph (m), provided that, except to the extent otherwise permitted pursuant to paragraph (n), the principal amount of the Financial Indebtedness secured by any such Security is not increased and any such Security does not extend to any assets other than those which were subject to the Security securing the refinanced Financial Indebtedness; and

(n)                                  any Security securing Financial Indebtedness not otherwise permitted to be secured by Security, provided that the aggregate outstanding principal amount of the Financial Indebtedness so secured, taking such Financial Indebtedness of the members of the Group (other than the Excluded Subsidiaries) together, shall not at any time exceed 10% of the Consolidated Net Worth plus Minorities of the Company and Rio Tinto Limited.

“Press Release” means the press release to be issued by or on behalf of the Company announcing the terms and conditions of the Offer.

“Project Finance Borrowing” means any Financial Indebtedness to finance a project:

(a)                                   which is borrowed or raised by a single purpose company, corporation or other entity (being a company, corporation or other entity in the Group) whose principal assets and business are constituted by such project and whose liabilities in respect of such Financial Indebtedness are not the subject of a guarantee, indemnity or any other form of assurance, undertaking or financial support from another company, corporation or other entity in the Group except as expressly provided for in sub-paragraph (b)(iii) below; or

(b)                                  in respect of and in connection with which the person or persons making such Financial Indebtedness available to the relevant borrower (being a company, corporation or other entity in the Group) have no recourse whatsoever to a company in the Group for the repayment of or payment of any sum relating to such Financial Indebtedness other than:

(i)                                  recourse to the borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such project; and/or

(ii)                               recourse to the borrower for the purpose only of enabling amounts to be claimed in respect of such Financial Indebtedness upon an enforcement of any Security given by the borrower over the assets comprised in such project and/or by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower to secure such Financial Indebtedness and/or any recourse permitted by (iii) below, provided that (A) the extent of such recourse to the borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding-up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of the borrower or any of its assets (save for the assets the subject of such Security); and/or

(iii)                            recourse to the borrower, or another company, corporation or other entity in the Group under a guarantee, indemnity or other form of assurance, undertaking or financial support, which in any case (A) is limited to a claim for damages for breach of an obligation (not being a payment obligation) of the person against whom such recourse is available, and/or (B) entitles the creditor for such Financial Indebtedness, upon default by the borrower, such person or any other person, to require a payment to be made (whether to or for the benefit of such creditor, the borrower or another person) provided that, in the case of (B), where such payment is capable of being for an amount which is material either alone or as a percentage of the Financial Indebtedness financing the project, such recourse is capable of being called on only during the period prior to practical completion of the project or of that proportion of the project being financed by such Financial Indebtedness; or

(c)                                   which the Majority Lenders shall have agreed in writing to treat as a Project Finance Borrowing for the purpose of this Agreement.

“Publicly-held Shares” has the meaning given to it on the Articles of Association of the Company.

“Qualifying Lender” has the meaning given to it in Clause 15 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, the principal London offices of Credit Suisse, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Amount” means, in the case of a single Relevant Borrowing, U.S.$100,000,000 or equivalent in other currencies and, in the case of any two or more Relevant Borrowings together, an aggregate of U.S.$200,000,000 or equivalent in other currencies.

“Relevant Borrowing(s)” means Financial Indebtedness incurred or owing by any one or more of the Relevant Companies, other than (a) under this Agreement or (b) a Project Finance Borrowing.

“Relevant Company” means:

(a)                                   each Obligor;

(b)                                  Rio Tinto Limited and Rio Tinto Finance Limited; and

(c)                                   each other member of the Group (other than the Excluded Subsidiaries).

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 22.2 (Status) to 22.5 (Power and authority), 22.7 (Governing law and enforcement), 22.10 (No default) and 22.13 (No proceedings pending or threatened).

“Reservations” means the qualifications and limitations set out in Schedule 5 (Reservations).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Facility” means Facility B or Facility C.

“Revolving Loan” means a Facility B Loan or a Facility C Loan.

“Rio Tinto Finance Limited” means Rio Tinto Finance Limited a company incorporated in Australia with registered number ACN 008 559 046.

“Rio Tinto Limited” means Rio Tinto Limited a company incorporated in Australia with registered number ACN 004 458 404.

“Rollover Loan” means one or more Revolving Loans:

(a)                                   made or to be made on the same day that one or more maturing Revolving Loans is or are due to be repaid;

(b)                                  the aggregate amount of which is equal to or less than the maturing Revolving Loans(s) (unless it is more than the maturing Revolving Loan(s) solely because it arose as a result of the operation of Clause 8.2 (Unavailability of a currency));

(c)                                   in the same currency as the maturing Revolving Loan(s) (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)                                  made or to be made to the same Borrower for the purpose of refinancing the maturing Revolving Loan(s).

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, hypothec, security interest or trust arrangement for the purpose of providing security.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 12 (Interest Periods) in relation to a Term Facility.

“Shares” means all the issued common shares in the capital of the Target.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means:

(a)                                   in relation to the Company (or any Subsidiary of the Company), any company which is a subsidiary of the Company (or, as the case may be, of that Subsidiary of the Company) within the meaning ascribed to the term “subsidiary” in Section 736 of the Companies Act 1985; and

(b)                                  in relation to Rio Tinto Limited (or any Subsidiary of Rio Tinto Limited), any company which is a subsidiary of Rio Tinto Limited (or, as the case may be, of that Subsidiary of Rio Tinto Limited) within the meaning ascribed to the term “subsidiary” in Section 9 of the Corporations Act 2001 of the Commonwealth of Australia,

provided that where such term is used for the purposes of Clause 24 (Financial Covenants) in relation to the financial statements of the Group or the relevant person (or any calculation made by reference to those financial statements), it shall mean any company, corporation or other entity or person which either is a Subsidiary in accordance with the foregoing or is treated in the audited consolidated accounts of the Company and Rio Tinto Limited and their subsidiaries as at and for the financial year of the Company and Rio Tinto Limited most recently ended or ending as being a subsidiary or subsidiary undertaking of one of the Company or Rio Tinto Limited; and

(c)                                   in relation to any other company, corporation or other legal entity, (a “holding company”), a company, corporation or other legal entity:

(i)                                  which is controlled, directly or indirectly, by the holding company;

(ii)                               more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(iii)                            which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“Swingline Agent” means the Agent or an affiliate of the Agent as designated by the Agent.

“Swingline Commitment” means:

(a)                                   in relation to a Swingline Lender on the date of this Agreement, the amount in the Base Currency set opposite its name under the heading “Swingline Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the swingline loan facility made available under this Agreement described in Clause 7 (Swingline Loans).

“Swingline Lender” means:

(a)                                   an Original Lender or an Affiliate of an Original Lender listed in Part III of Schedule 1 (The Original Parties) as a Swingline Lender; or

(b)                                  any other person that becomes a Swingline Lender after the date of this Agreement in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“Syndication” means general syndication of the Facilities.

“Syndication Date” means the date (as notified by the Agent to the Company) on which Syndication has been completed and the additional syndicate members have become bound by this Agreement.

“Syndication Letter” means the letter dated on or about the date of this Agreement between the Initial Arrangers and the Company.

“Target” means Alcan Inc.

“Target Group” means the Target and its Subsidiaries.

“Tax” means any tax of any kind or nature whatsoever, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term Facility” means Facility A or Facility D.

“Term Loan” means a Facility A Loan or a Facility D Loan.

“Termination Date” means:

(a)                                   in relation to Facility A, the date which is 364 days from the first Utilisation Date or, if Facility A has been extended pursuant to Clause 9.5 (Facility A extension option), the date to which the Termination Date applicable to Facility A has been extended in accordance with that Clause;

(b)                                  in relation to Facility B, the date which is three years after the earlier of (i) the date of first Utilisation under any Facility and (ii) the date falling nine months after the date of this Agreement;

(c)                                   in relation to Facility C, the date which is five years after the earlier of (i) the date of first Utilisation under any Facility and (ii) the date falling nine months after the date of this Agreement; and

(d)                                  in relation to Facility D, the date which is five years and one Business Day after the expiry of the Availability Period in respect of Facility D,

(except that, in each case, if the Termination Date of a Facility (except for Facility D) would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day and if the Termination Date of Facility D would otherwise fall on a day which is not a Business Day, it will instead be the immediately following Business Day).

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments and the Total Facility D Commitments, being U.S.$40,000,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being U.S.$15,000,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being U.S.$10,000,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments being U.S.$5,000,000,000 at the date of this Agreement.

“Total Facility D Commitments” means the aggregate of the Facility D Commitments being U.S.$10,000,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                   the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Agent executes the Transfer Certificate.

“Unconditional Date” means the date on which the Offer is declared or becomes unconditional in all respects.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I, or in relation to a Swingline Loan, a notice substantially in the form set out in Part III, of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                            Unless a contrary indication appears, any reference in this Agreement to:

(i)                                      the “Agent”, any “Finance Party”, the “Initial Arranger”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                   “assets” includes present and future properties, revenues and rights of every description;

(iii)                                a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                  a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)                               a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)                            a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                         a time of day is a reference to London time.

(b)                           Section, Clause and Schedule headings are for ease of reference only.

(c)                            Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                           A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3                           Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.                                 THE FACILITIES

2.1                           The Facilities

Subject to the terms of this Agreement, the Lenders make available to:

(a)                                   to Rio Tinto Finance Plc, a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)                                  to Rio Tinto Finance Plc and any other Borrower, other than a Canadian Borrower, a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments;

(c)                                   to Rio Tinto Finance Plc and any other Borrower, other than a Canadian Borrower, a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments; and

(d)                                  to Rio Tinto Finance Plc and Bidco, a multicurrency term loan facility in an aggregate amount equal to the Total Facility D Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                            The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                            A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                           Obligors’ agent

(a)                            Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                      the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)                                   each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.

(b)                           Each Obligor (other than the Company) confirms that:

(i)                                      it will be bound by any action taken by the Company under or in connection with the Finance Documents; and

(ii)                                   each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

2.4                           Acts of the Company

(a)                            In respect of actions taken by the Company pursuant to Clause 2.3 (Obligors’ Agent), the respective liabilities of each of the other Obligors (aside from the Company) under the Finance Documents shall not be in any way affected by:

(i)                                      any actual or purported irregularity in any act done, or failure to act, by the Company; or

(ii)                                   the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor.

(b)                           In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.                                 PURPOSE

3.1                           Purpose

(a)                            Each Borrower shall apply all amounts borrowed by it under the Facilities towards:

(i)                                      (in the case of all Facilities) financing or refinancing, directly or indirectly:

(A)                           the consideration or other amounts payable in respect of the Acquisition, including the consideration or other amounts payable on the acquisition, redemption, surrender or termination of any Shares, any other securities issued by any member of the Target Group or any options, rights under investment plans or other rights in respect of such Shares or other securities, whether by Bidco, the Target or any other person; and/or

(B)                             Acquisition Costs; and/or

(C)                             the financial indebtedness of the Target Group; and/or

(ii)                                   (in the case of Facility B and Facility C only) the general corporate purposes of the Group.

(b)                           No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

(a)                            No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.

(b)                           The Agent shall, promptly upon request of the Company at or around signing of this Agreement, notify the Company and the Lenders of:

(i)                                      which of those documents and other evidence it has received in form and substance satisfactory to it; and

(ii)                                   the documents and other evidence it will accept in respect of the remaining requirements listed in Part I of Schedule 2 (Conditions precedent).

(c)                            The Agent shall notify the Company and the Lenders promptly upon having received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to it.

4.2                           Further conditions precedent

Subject to Clause 4.3 (Acquisition Loans during the Availability Period), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                   in the case of a loan which is not a Rollover Loan:

(i)                                  no Default is continuing or would result from the proposed Loan; and

(ii)                               the Repeating Representations to be made by each Obligor are true in all material respects; and

(b)                                  in the case of a Rollover Loan, no notice has been given by the Agent under Clause 26.13 (Acceleration).

4.3                           Acquisition Loans during the Availability Period

During the Availability Period in relation to the Term Facilities, unless (i) a Certain Funds Default is continuing or would result from the proposed Acquisition Loan, (ii) the Agent has not received all of the documents and other evidence described in paragraph (a) of Clause 4.1 (Initial conditions precedent) or (iii) a Borrower has failed to comply with Clause 3.1 (Purpose) in respect of any amount borrowed by it under the Facilities, neither the Agent nor any of the Lenders shall:

(a)                            invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make any Acquisition Loan;

(b)                           exercise any right, power or discretion to terminate or cancel the obligation to make any Acquisition Loan, other than under Clause 10.1 (Illegality), Clause 10.3 (Mandatory cancellation) or Clause 10.5 (Cancellation on Offer termination);

(c)                            have or exercise any right of rescission or similar right or remedy which it or they may have in respect of this Agreement in respect of any Acquisition Loan;

(d)                           take any step under Clause 26.13 (Acceleration) in respect of any Acquisition Loan or any of the Commitments; or

(e)                            exercise any right of set-off or counterclaim in respect of any Acquisition Loan.

However, as soon as each Availability Period in relation to both the Term Facilities has ended, all those rights, remedies and entitlements shall be available even though they have not been exercised or available during the Availability Period in relation to the Term Facilities.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                            Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      it identifies the Facility to be utilised (which in the case of Bidco must be Facility D);

(ii)                                   the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                                the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)                               the proposed Interest Period complies with Clause 12 (Interest Periods); and

(v)                                  it specifies the account and bank (which must be in London or (in the case of a Loan denominated in the Base Currency) New York or (in the case of a Loan in the Optional Currency) Toronto or any other place in Canada agreed by the Agent and the Company) to which the proceeds of the Utilisation are to be credited.

(b)                           Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be:

(i)                                      where a Canadian Borrower is the Borrower, the Base Currency; and

(ii)                                   in all other cases, the Base Currency or the Optional Currency.

(b)                           The amount of the proposed Loan must be:

(i)                                      if the currency selected is the Base Currency, a minimum of U.S.$20,000,000, or in any case, if less, the Available Facility;

(ii)                                   if the Optional Currency is selected, a minimum of Can.$20,000,000 or, in any case, if less, the Available Facility; or

(iii)                                in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.                                 UTILISATION – SWINGLINE LOANS

6.1                           General

(a)                            In this Clause and Clause 7 (Swingline Loans):

(i)                                      “Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 6.5 (Relationship with Facility C)) that Lender’s Swingline Commitment minus:

(A)                           the Base Currency Amount of its participation in any outstanding Swingline Loans; and

(B)                             in relation to any proposed Utilisation under the Swingline Facility, the Base Currency Amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

(ii)                                   “Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

(iii)                                “Federal Funds Rate” means, in relation to any day, the rate per annum equal to:

(A)                           the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(B)                             if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on such transactions received by the Agent from three Federal funds brokers of recognised standing selected by the Agent.

(iv)                               “New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

(v)                                  “Overall Commitment” of a Lender means:

(A)                           its Facility C Commitment; or

(B)                             in the case of a Swingline Lender which does not have a Facility C Commitment, the Facility C Commitment of a Lender which is its Affiliate.

(vi)                               “Total Swingline Commitments” means the aggregate of the Swingline Commitments, being U.S.$5,000,000,000 at the date of this Agreement.

(b)                                 Any reference in this Agreement to:

(i)                                      an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated; and

(ii)                                   a “Lender” includes a Swingline Lender unless the context otherwise requires.

(c)

(i)                                      Clause 4.2 (Further conditions precedent);

(ii)                                   Clause 5 (Utilisation);

(iii)                                Clause 8 (Optional Currency);

(iv)                               Clause 11 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;

(v)                                  Clause 12 (Interest Periods); and

(vi)                               Clause 13 (Changes to the calculation of interest),

do not apply to Swingline Loans.

6.2                           Delivery of a Utilisation Request for Swingline Loans

(a)                            A Borrower other than Bidco may utilise the Swingline Facility by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part III of Schedule 3 (Utilisation Request –Swingline Loans) not later than the Specified Time.

(b)                           Each Utilisation Request for a Swingline Loan must be sent to the Agent to the address in New York City notified by the Agent for this purpose with a copy to its address referred to in Clause 34 (Notices).

6.3                           Completion of a Utilisation Request for Swingline Loans

(a)                            Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      it identifies the Borrower;

(ii)                                   it specifies that it is for a Swingline Loan;

(iii)                                the proposed Utilisation Date is a New York Business Day within the Availability Period applicable to the Facility C;

(iv)                               the Swingline Loan is denominated in U.S. Dollars;

(v)                                  the amount of the proposed Swingline Loan is an amount whose Base Currency Amount is not more than the Available Swingline Facility and is a minimum of U.S.$20,000,000 or, if less, the Available Swingline Facility; and

(vi)                               the proposed Interest Period:

(A)                           does not overrun the Termination Date applicable to Facility C; and

(B)                             is a period of not more than five New York Business Days; and

(C)                             ends on a New York Business Day.

(b)                           Only one Swingline Loan may be requested in each Utilisation Request.

6.4                           Swingline Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available though its Facility Office in New York City.

(b)                           The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                      no Default is continuing or would result from the proposed Utilisation; and

(ii)                                   the Repeating Representations to be made by each Obligor are true in all material respects.

(c)                            The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take account of any limit applying under Clause 6.5 (Relationship with Facility C).

(d)                           The Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

6.5                           Relationship with Facility C

(a)                            This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)                           Facility C may be used by way of Swingline Loans.  The Swingline Facility is not independent of Facility C.

(c)                            Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Facility C Loan or a Swingline Loan to the extent that it would not result in the Base Currency Amount of its participation and that of a Lender which is its Affiliate in the Facility C Loans and Swingline Loans exceeding its Overall Commitment.

(d)                           Where, but for the operation of paragraph (c) above, the Base Currency Amount of a Lender’s participation and that of a Lender which is its Affiliate in the Facility C Loans and Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments.  This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

7.                                 SWINGLINE LOANS

7.1                           Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Borrowers a U.S. Dollar swingline loan facility in an aggregate amount equal to the Total Swingline Commitments.

7.2                           Purpose

(a)                            Each Borrower shall apply all amounts borrowed by it under the Swingline Facility towards:

(i)                                      refinancing any note or other instrument maturing under a commercial paper programme of a member of the Group; and/or

(ii)                                   refinancing a maturing Facility C Loan or Facility B Loan.

(b)                           A Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

7.3                           Repayment

Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

7.4                           Voluntary Prepayment of Swingline Loans

(a)                            The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan. Any prepayment shall be made with accrued interest and, subject to breakage costs, without premium or penalty.

(b)                           Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.5                           Interest

(a)                            The rate of interest on each Swingline Loan for any day during its Interest Period is the higher of:

(i)                                      the prime commercial lending rate in U.S. Dollars determined by the Agent at the Specified Time; and

(ii)                                   0.50 per cent. per annum over the rate per annum determined by the Agent at the Specified Time to be the Federal Funds Rate (as published by the Federal Reserve Bank of New York) for that day.

(b)                           The Agent shall promptly notify the Swingline Lenders and the relevant Borrower of the determination of the rate of interest under paragraph (a) above.

(c)                            If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)                           Each Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of its Interest Period.

7.6                           Interest Period

(a)                            Each Swingline Loan has one Interest Period only.

(b)                           The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request and shall not be for a period of longer than 5 New York Business Days.

7.7                           Swingline Agent

(a)                            The Agent may perform its duties in respect of the Swingline Facility through an Affiliate acting as its agent.

(b)                           Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Facility C Commitments or, if the Total Facility C Commitments are then zero, to its share of the Total Facility C Commitments immediately prior to their reduction to zero) pay to or indemnify the Agent, within three Business Days of demand, for or against any cost, loss or liability incurred by the Agent or its Affiliate (other than by reason of the Agent’s or the Affiliate’s gross negligence or wilful misconduct) in acting as Agent for the Swingline Facility under the Finance Documents (unless the Agent or its Affiliate has been reimbursed by an Obligor pursuant to a Finance Document).

7.8                           Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Overall Commitment is not less than:

(a)                                   its Swingline Commitment; or

(b)                                  if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.                                 OPTIONAL CURRENCY

8.1                           Selection of currency

(a)                            A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan:

(i)                                      (in the case of an initial Utilisation) in a Utilisation Request; and

(ii)                                   (afterwards in relation to a Term Loan made to it) in a Selection Notice.

(b)                           If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Term Loan, it shall be deemed to have requested that the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)                            If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

8.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                   a Lender notifies the Agent that the Optional Currency is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3                           Change of currency of Term Loans

(a)                            If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(i)                                      if the currency for the second Interest Period is the Optional Currency, the amount of the Loan in the Optional Currency will be calculated by the Agent as the amount of the Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)                                   if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)                                (unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)                               the Lenders shall re-advance the Loan in the new currency in accordance with Clause 8.5 (Agent’s calculations).

(b)                           If the Agent and the Borrower that has borrowed the Term Loan agree, the Agent shall:

(i)                                      apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Term Loan as appropriate is outstanding for the first Interest Period; and

(ii)                                   use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (a)(iii) above.

(c)                            If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Term Loan as appropriate for the first Interest Period) equal to the difference.

(d)                           If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

8.4                           Optional Currency during successive Interest Periods

(a)                            If a Term Loan is to be denominated in the Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan as appropriate at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)                                      if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Term Loan as appropriate and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)                                   if the amount calculated is more than the existing amount of that Term Loan as appropriate in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing and the Borrower notifies the Agent that it wishes to receive an amount equal to the difference, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)                           If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Term Loan as appropriate in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange used in calculating the Base Currency Amount of that Loan has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

8.5                           Agent’s calculations

(a)                            All calculations made by the Agent pursuant to this Clause 8 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the last day of the first Interest Period.

(b)                           Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

8.6                           Canadian Borrowers

None of the provisions in this Clause 8 shall apply to a Loan made to a Canadian Borrower, which shall remain at all times denominated in the Base Currency.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

9.                                 REPAYMENT

9.1                           Repayment of Facility A Loans

(a)                            Each Borrower which has drawn a Facility A Loan shall repay that Loan on the Facility A Repayment Date.

(b)                           No Borrower may reborrow any part of Facility A which is repaid.

9.2                           Repayment of Facility B Loans

Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period. All Facility B Loans shall be repaid in full on the Termination Date applicable to Facility B.

9.3                           Repayment of Facility C Loans

Each Borrower which has drawn a Facility C Loan shall repay that Loan on the last day of its Interest Period. All Facility C Loans shall be repaid in full on the Termination Date applicable to Facility C.

9.4                           Repayment of Facility D Loans

(a)                            Each Borrower which has drawn a Facility D Loan shall repay that Loan on the Facility D Repayment Date.

(b)                           No Borrower may reborrow any part of Facility D which is repaid.

9.5                           Facility A Extension Option

(a)                            The Company may give notice that the Termination Date applicable to Facility A shall be extended to the date notified by it by giving notice to the Agent not less than 30 days and not more than 90 days before the date which is 364 days after the first Utilisation Date.

(b)                           The Company may not notify a date under paragraph (a) above which is later than the date falling two years after the first Utilisation Date.

(c)                            On the date 364 days after the first Utilisation Date:

(i)                                      the Termination Date applicable to Facility A shall be extended to the date notified by the Company in accordance with this Clause 9.5; and

(ii)                                   the Company shall (or shall ensure that an Obligor will) pay to the Agent (for the account of each Lender) a fee in the amount of 0.025% flat on the aggregate amount of the Facility A Loans outstanding on that date.

(d)                           The Agent shall as soon as reasonably practicable notify each Lender of any notice from the Company under paragraph (a) above.

(e)                            Only one notice may be given under paragraph (a) above.

10.                           PREPAYMENT AND CANCELLATION

10.1                     Illegality

(a)                            If, other than in the case of a Facility D Loan made to a Canadian Borrower, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or, in the case of a Facility D Loan, if the terms of the Facility D Loan become unlawful:

(i)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)                                each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)                           If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations in favour of a Canadian Borrower as contemplated under Facility D or to fund or maintain its participation in any Facility D Loan for the account of a Canadian Borrower:

(i)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)                                subject to Clause 10.13, each Canadian Borrower shall repay an amount equal to 25 per cent. of that Lender’s participation in the Facility D Loans made to that Canadian Borrower, net of any amounts paid or that may be required to be paid on account of the principal amount of the relevant Facility D Loan at any time prior to the Facility D Repayment Date, on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2                     Change of control

(a)                            Following the expiry of the Availability Period in relation to both the Term Facilities, if a person (or group of persons acting in concert) gains control of the Company or Rio Tinto Limited:

(i)                                      the Company shall promptly notify the Agent upon becoming aware of that event; and

(ii)                                   the Agent and the Company shall enter into negotiations (for a period nominated by them, of not less than 30 days) with a view to agreeing the changes (if any) that may be required to be made to the Facilities as a consequence of that event.

(b)                           If, within the period referred to in Clause 10.2(a)(ii), all the Lenders and the Company have not agreed to changes that may be required to be made to the Facilities, at any time within 30 days after the end of that period, each Borrower must make an offer (the “Prepayment Offer”) to all Lenders to prepay all outstanding Loans made to it. If a Lender wishes to accept such offer, that

Lender may, by notice to the Company and the Agent within 30 days after receipt by it of each Borrower’s offer referred to above accept the Prepayment Offer, whereupon on the date specified in (and not less than 15 days after the date of) that notice from that Lender, that Lender’s Commitments will be cancelled and the Borrower will prepay that Lender’s participation in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents.

(c)                            For the purposes of paragraph (a) above “control” means:

(i)                                      the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 50 per cent. of the maximum number of votes attached to Publicly-held Shares that might be cast on a shareholder resolution of the Company or Rio Tinto Limited voting individually or a Joint Decision of the Company and Rio Tinto Limited, as the case may be; or

(ii)                                   the holding beneficially (directly or indirectly) of more than 50 per cent. of the issued Publicly-held Shares of the Company or Rio Tinto Limited, as the case may be; or

(iii)                                the holding beneficially (directly or indirectly) of more than 50 per cent. of the issued voting Publicly-held Shares of the Company or Rio Tinto Limited, as the case may be.

(d)                           Notwithstanding any other provision of this Clause 10.2, where the change of control is one described in paragraph (c)(i) or (ii) above (but not paragraph (iii)) the Canadian Borrower under Facility D shall only be required to make a Prepayment Offer in respect of a Facility D Loan in an amount equal to 25 per cent. of the original principal amount of the Facility D Loan made to that Canadian Borrower, net of any amounts paid or that may be required to be paid on account of the principal amount of the relevant Facility D Loan at any time prior to the Facility D Repayment Date

10.3                     Mandatory Cancellation

(a)                            The Commitment under each Facility shall be immediately cancelled at the end of the Availability Period for that facility.

(b)                           Any such cancellation shall reduce the commitments of the Lenders rateably under the relevant Facility.

10.4                     Voluntary cancellation

The Company may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$20,000,000) of an Available Facility.  Any cancellation under this Clause 10.4 shall reduce the Commitments of the Lenders rateably under that Facility.

10.5                     Cancellation on Offer termination

The Commitment under each Facility shall be immediately cancelled if the Offer lapses or is withdrawn and the Company does not intend to implement any part of the Acquisition.

10.6                     Voluntary prepayment of Loans

(a)                            The Borrower to which a Loan has been made may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of U.S.$20,000,000).

(b)                           Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

10.7                     Mandatory prepayment from Net Sale Proceeds

(a)                            In this Clause 10.7:

“Asset Sale” means:

(i)                                      the sale, transfer or other disposal of any business or undertaking (or any asset or assets which comprise, or which represent the shares or other ownership interest in, a business undertaking, or the material part of a business or undertaking) comprising all or part of the downstream assets of the Target Group; or

(ii)                                   the sale, transfer or other disposal of:

(A)                           any other business or undertaking (or any asset or assets which comprise, or represent the ownership interest in a business or undertaking) of the Group; or

(B)                             any part of a business or undertaking of the Group (other than a sale, transfer or disposal in the ordinary course of business).

“Excluded Asset Proceeds” means the proceeds of an Asset Sale as described in paragraph (ii) of the definition of that term and where:

(i)                                      the Net Asset Proceeds of such Asset Sale are less than U.S.$1,000,000,000 (or equivalent in other currencies); or

(ii)                                   the Company intends to reinvest the proceeds of that Asset Sale in the business of the Group and those proceeds are so reinvested within 12 Months of receipt.

“Net Asset Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with an Asset Sale, after deducting:

(i)                                      all fees and transaction costs and expenses properly incurred in connection with:

(A)                           that sale, transfer or disposal; or

(B)                             making the transfers of such amounts to a Borrower as are required in order to comply with this Clause 10.7; and

(ii)                                   Taxes paid or reasonably estimated by the Company to be payable as a result of that sale, transfer or disposal.

(b)                           At any time until all the Facility A Commitments and Facility B Commitments have been reduced to zero and all the Facility A Loans and Facility B Loans have been prepaid in full, the Company shall ensure that an amount equal to any Net Asset Proceeds other than any Excluded Asset Proceeds is applied in accordance with Clause 10.9 (Application of Prepayments).

10.8                     Mandatory prepayment from Capital Markets Fundraising

(a)                            In this Clause10.8:

(b)                           “Capital Markets Proceeds” means the proceeds received by any Relevant Company from:

(i)                                      the issue of any share or stock (whether or not ordinary or preference and whether or not redeemable) or any other equity issuance;

(ii)                                   the issue of any debt capital markets securities with a maturity of more than one year to any person outside the Group; or

(iii)                                any loans with a maturity of more than one year from any person outside the Group under any syndicated or bilateral loan facility entered into after the date of this Agreement.

(c)                            “Excluded Capital Markets Proceeds” means any Capital Markets Proceeds:

(i)                                      received by a Relevant Company for the purpose of (directly or indirectly) any refinancing or replacement of all or any portion of a loan facility existing at the date of this Agreement or an issue of securities existing at the date of this Agreement which, in each case, mature before the final Termination Date under this Agreement where such refinancing is applied for such purpose (upon the maturity of such existing loan or securities);

(ii)                                   which constitute Project Borrowings;

(iii)                                where the shares or other instruments or securities are issued to employees or officers of the Company, or in lieu of dividends or for some purpose other than raising finance; or

(iv)                               where the aggregate Net Capital Markets Proceeds from the relevant loan or issue (when aggregated with a related issue or series of related issues or loans) are less than U.S.$300,000,000 (or its equivalent in other currencies).

(d)                           “Net Capital Markets Proceeds” means any Capital Markets Proceeds, after deducting:

(i)                                      all fees and transaction costs and expenses properly incurred in connection with:

(A)                           the raising of those Capital Markets Proceeds; or

(B)                             making the transfer of such amounts to a Borrower as are required in order to comply with this Clause 10.8; and

(ii)                                   Taxes paid or reasonably estimated by the Company to be payable as a result of the raising of the Capital Markets Proceeds (or making the transfers required to a Borrower).

(e)                            At any time until all the Facility A Commitments and the Facility B Commitments have been reduced to zero and all the Facility A Loans and Facility B Loans have been prepaid in full, the Company shall ensure that:

(i)                                      in respect of the proceeds under sub-paragraph (i) of Capital Market Proceeds, an amount equal to such Net Capital Market Proceeds (other than Excluded Capital Markets Proceeds) are applied in accordance with Clause 10.9 (Application of prepayments); and

(ii)                                   in respect of the proceeds under sub-paragraphs (ii) and (iii) of Capital Market Proceeds, an amount equal to:

(A)                           (until $5,000,000,000 has been applied in accordance with this paragraph (ii)) all; and

(B)                             (after $5,000,000,000 has been applied in accordance with this paragraph (ii)) 50%,

of such Net Capital Market Proceeds (other than Excluded Capital Markets Proceeds) are applied in accordance with Clause 10.9 (Application of prepayments).

10.9                     Application of prepayments

(a)                            In this Clause 10.9:

“Proceeds” means any Net Asset Proceeds (other than any Excluded Asset Proceeds) or any Net Capital Markets Proceeds (other than any Excluded Capital Markets Proceeds) required to be applied in accordance with this Clause 10.9; and

“Receipt Date” means the date on which any Proceeds were received or became Proceeds.

(b)                           Promptly after a Receipt Date, the Company shall notify the Agent of:

(i)                                      the Receipt Date; and

(ii)                                   the amount in the Base Currency (the “Proceeds Amount”) of or equivalent to those Proceeds.

(c)                            Any Proceeds in respect of which the Company gives a notice under paragraph (b) above shall be applied in prepayment of Facility A Loans and cancellation of Facility B Commitments (and, if applicable, prepayment of Facility B Loans) in the order specified in paragraph (d) below until the aggregate Base Currency Amount of Facility A Loans prepaid and Facility B Commitments cancelled is equal to or greater than the Proceeds Amount of those Proceeds.

(d)                           The Proceeds shall be applied:

(i)                                      first in prepayment of Facility A Loans, until the Facility A Loans have been prepaid in full; and

(ii)                                   secondly. in cancellation of Facility B Commitments, until the Facility B Commitments have been reduced to zero (and, to the extent that the Facility B Loans would otherwise exceed the Facility B Commitments, in prepayment of Facility B Loans).

(e)                            Where Proceeds are to be applied in prepayment of Facility A Loans or Facility B Loans, the Company shall ensure that Borrower(s) prepay Facility A Loans or, as the case may be, Facility B Loans in the aggregate amount required on the earlier of (i) the date notified by the Company on no less than three Business Days’ notice and (ii) the expiry of the Interest Period current in respect of the relevant Loan when the Company gives the notice described in paragraph (b) above.

(f)                              Where Facility B Commitments are to be cancelled:

(i)                                      to the extent that Facility B Loans must also be prepaid, the Facility B Commitments will be cancelled at the time of prepayment of those Facility B Loans in accordance with paragraph (e) above; and

(ii)                                   otherwise, the Facility B Commitments shall be cancelled on the date the Company gives the notice described in paragraph (b) above.

10.10               Right of repayment and cancellation in relation to a single Lender

(a)                            If:

(i)                                      any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up and indemnities) or Clause 16 (Tax gross-up and indemnities – Canadian Borrowers); or

(ii)                                   any Lender claims indemnification from the Company under Clause 15.3 (Tax Indemnity), Clause 16 (Tax gross-up and indemnities - Canadian Borrowers) or Clause 17 (Increased costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

10.11               Replacement of a Non-Consenting Lender or Non-Funding Lender

(a)                            In this Clause 10.11

(i)                                      “Non-Consenting Lender” means any Lender which does not agree to a consent, waiver or amendment if:

(A)                           the Company or the Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(B)                             that consent, waiver or amendment requires the agreement of all the Lenders; and

(C)                             Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have agreed to that consent, waiver or amendment.

(ii)                                   “Non-Funding Lender” means:

(A)                           any Lender which has failed to make or participate in any Utilisation as required by this Agreement; or

(B)                             any Lender which has given notice to a Borrower or the Agent that it does not intend to make or participate in any Utilisation as required by this Agreement or has repudiated its obligation to do so.

(b)                           If:

(i)                                      the Company becomes entitled to give a notice of cancellation to any Lender under paragraph (a) of Clause 10.10 (Right of repayment and cancellation in relation to a single Lender);

(ii)                                   any Lender becomes a Non-Consenting Lender; or

(iii)                                any Lender becomes a Non-Funding Lender,

the Company or the Majority Lenders may, if it gives or, as the case may be, they give the Agent and that Lender not less than 10 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a new or existing Lender willing to accept that transfer and acceptable to the Company.

10.12               Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)                           Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)                            The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)                              No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                           If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

10.13               Facility D Loans

Notwithstanding any other provision of this Agreement or any other Finance Document, otherwise than in the case of a Default or in the case of a payment required pursuant to Clause 10.1(a) (Illegality) under no circumstances shall a Canadian Borrower of a Facility D Loan be required to repay more than 25 per cent. of the original principal amount of such Facility D Loan prior to the Facility D Repayment Date.

SECTION 5

COSTS OF UTILISATION

11.                           INTEREST

11.1                     Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                   Margin;

(b)                                  LIBOR; and

(c)                                   Mandatory Cost, if any.

11.2                     Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

11.3                     Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                      the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                   the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4                     Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.5                     Interest Act (Canada)

For the purposes of disclosure under the Interest Act (Canada), whenever interest to be paid hereunder by a Canadian Borrower is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such period.

12.                           INTEREST PERIODS

12.1                     Selection of Interest Periods

(a)                            A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in the case of a Term Loan which has already been borrowed) in a Selection Notice.

(b)                           Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.

(c)                            If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)                           Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(e)                            An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility. A Borrower may select an Interest Period of less than one Month ending on the Termination Date.

(f)                              Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)                           A Revolving Loan has one Interest Period only.

(h)                           Prior to determining the interest rate for an Interest Period beginning before the Syndication Date, the Agent may shorten that Interest Period to a duration of one Month (or such shorter duration as may be desirable to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be assigned, transferred or novated to persons becoming Parties as a result of Syndication).

12.2                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.3                     Consolidation and division of Term Loans

(a)                            Subject to paragraph (b) below, if two or more Interest Periods:

(i)                                      relate to Term Loans under the same Facility (other than a Facility D Loan drawn by a Canadian Borrower) and in the same currency;

(ii)                                   end on the same date; and

(iii)                                are made to the same Borrower,

those Term Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan under Facility A or Facility D, as appropriate, on the last day of the Interest Period.

(b)                           Subject to Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan or Facility D Loan (other than a Facility D Loan drawn by a Canadian Borrower) be divided into two or more Facility A Loans or Facility D Loans, that Facility A Loan or Facility D Loan, as appropriate, will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan or Facility D Loan, as appropriate, immediately before its division.

13.                           CHANGES TO THE CALCULATION OF INTEREST

13.1                     Absence of quotations

Subject to Clause 13.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2                     Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant currency and Interest Period; or

(ii)                                   before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR .

13.3                     Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

13.4                     Break Costs

(a)                            Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, together with its demand, provide a certificate confirming the amount (and setting out in reasonable detail the calculation) of its Break Costs for any Interest Period in which they accrue.

14.                           FEES

14.1                     Ticking fee

(a)                            The Company shall (or shall procure that one or more Obligors will) pay to the Agent (for the account of each Lender) a ticking fee in the Base Currency computed at the rate of:

(i)                                      0.025 per cent. per annum on that Lender’s Available Commitment under Facility A for the period commencing on (and including) the date of this Agreement and ending on (but excluding) the date which is the earlier of (A) the date falling 120 days after the date of this Agreement and (B) the Unconditional Date (the “Ticking Fee Period”);

(ii)                                   0.025 per cent. per annum on that Lender’s Available Commitment under Facility B for the Ticking Fee Period;

(iii)                                0.025 per cent. per annum on that Lender’s Available Commitment under Facility C for the Ticking Fee Period; and

(iv)                               0.025 per cent. per annum on that Lender’s Available Commitment under Facility D for the Ticking Fee Period.

(b)                           The accrued ticking fee is payable on the last day of each successive period of three Months which ends during the relevant Ticking Fee Period, on the last day of the Ticking Fee Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2                     Commitment fee

(a)                            The Company shall (or shall procure that one or more Obligors will) pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate per annum of:

(i)                                      25% of the Margin for Facility A on that Lender’s Available Commitment under Facility A for the period commencing on (and including) the last day of the Ticking Fee Period (the “Commitment Fee Commencement Date”) and ending on (and including) the last day of the Availability Period applicable to Facility A;

(ii)                                   30% of the Margin for Facility B on that Lender’s Available Commitment under Facility B for the period commencing on the Commitment Fee Commencement Date and ending on (and including) the last day of the Availability Period applicable to Facility B;

(iii)                                30% of the Margin for Facility C on that Lender’s Available Commitment under Facility C for the period commencing on the Commitment Fee Commencement Date and ending on (and including) the last day of the Availability Period applicable to Facility C; and

(iv)                               30% of the Margin for Facility D on that Lender’s Available Commitment under Facility D for the period commencing on the Commitment Fee Commencement Date and ending on (and including) the last day of the Availability Period applicable to Facility D.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.3                     Arrangement fee

The Company shall (or shall procure that one of more Obligors will) pay to the Initial Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.4                     Agency fee

The Company shall (or shall procure that one of more Obligors will) pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

15.                           TAX GROSS UP AND INDEMNITIES

The provisions of this Clause 15 shall not apply with respect to any Canadian Borrower under Facility D.

15.1                     Definitions

(a)                            In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                      a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)                           a Lender:

(1)                               which is a bank (as defined for the purpose of section 879 of the Income Tax Act) making an advance under a Finance Document; or

(2)                               in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)                             a Lender which is:

(1)                              a company resident in the United Kingdom for United Kingdom tax purposes;

(2)                              a partnership each member of which is:

(a)                        a company so resident in the United Kingdom; or

(b)                       a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of Taxes Act;

(3)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)                             a Treaty Lender; or

(ii)                                   a building society (as defined for the purpose of section 880 of the Income Tax Act) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                   a company resident in the United Kingdom for United Kingdom tax purposes;

(b)                                  a partnership each member of which is:

(i)                                  a company so resident in the United Kingdom; or

(ii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)                                   a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 11(2) of the Taxes Act) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment made pursuant to Clause 15.3 (Tax Indemnity).

“Treaty Lender” means a Lender which:

(i)                                      is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)                                   does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(iii)                                fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from United Kingdom taxation on interest (subject to completion of procedural formalities).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2                     Tax gross-up

(a)                            Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)                            If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any such Tax Deduction) leaves an amount equal to the payment which would have been due if no such Tax Deduction had been required.

(d)                           An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                                      that Lender is not a Qualifying Lender other than where it was a Qualifying Lender before such date, but has ceased to be a Qualifying Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                   the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below; or

(iii)

(A)                           the relevant Lender is a Qualifying Lender solely under paragraph (i)(B) of the definition of Qualifying Lender;

(B)                             an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)                             the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iv)                               the relevant Lender is a Qualifying Lender solely under paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company.

(e)                            If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                              Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                           A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)                           Each Lender:

(a)                                   represents to the Obligors (in the case of the Original Lenders) on the date of this Agreement and (in each other case) on the date it becomes a Party to this Agreement, that it is a Qualifying Lender;

(b)                                  represents to the Obligors on each date on which a payment is to be made to it by an Obligor under the Finance Documents that, subject to paragraph (c) below, it is a Qualifying Lender; and

(c)                                   if it is not or ceases to be a Qualifying Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority it:

(i)                                  shall promptly notify the Agent and Company of the same; and

(ii)                               shall not give the representation in paragraph (b) above.

15.3                     Tax Indemnity

(a)                            The Company shall (or the Company shall ensure that another Obligor will) (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                           Paragraph (a) above shall not apply:

(i)                                      with respect to any Tax assessed on a Finance Party:

(A)                           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;

(C)                             comprising or in respect of franchise Taxes payable by the Finance Party or any alternative or minimum Taxes imposed in lieu of any such Taxes or franchise Taxes,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                   to the extent a loss, liability or cost :

(A)                           is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)                             would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.

(c)                            A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Company.

(d)                           Each Finance Party shall, together with its demand, provide a certificate confirming the amount (and setting out in reasonable detail the calculation of the amount) of its claim.

(e)                            A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                   a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5                     Stamp taxes

The Company shall pay (or shall ensure that a Borrower shall pay) and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6                     Value added tax

(a)                            All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                           If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant

Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                            Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.7                     Lender status confirmation

(a)                            Each Lender which becomes a Party to this Agreement after the date hereof shall state, in the Transfer Certificate which it executes on becoming a Party (or, if it becomes a Lender pursuant to an assignment, in a notice delivered to the Agent), which of the following categories it falls in:

(i)                                      not a Qualifying Lender;

(ii)                                   a Qualifying Lender (other than a Treaty Lender); or

(iii)                                a Treaty Lender.

(b)                           In addition, a Lender which states in such Transfer Certificate (or notice) that it is a Treaty Lender shall also state in the Transfer Certificate (or notice):

(i)                                      whether it (1) is a company, corporation or other body corporate; (2) a partnership, limited partnership or a US limited liability company; or (3) an entity not falling in the previous two categories;

(ii)                                   the jurisdiction in which it is resident; and

(iii)                                the address of its head office.

15.8                     PTR Scheme

(a)                            Each Treaty Lender:

(i)                                      irrevocably appoints the Agent to act as syndicate manager under, and authorises the Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Facility;

(ii)                                   shall co-operate with the Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme;

(iii)                                without limiting the liability of any Obligor under this Agreement, shall, within 5 Business Days of demand, indemnify the Agent for any liability or loss incurred by the Agent as a result of the Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct); and

(iv)                               shall, within 5 Business Days of demand, indemnify each Obligor for any Tax which such Obligor becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by H.M. Revenue & Customs under the PTR Scheme being withdrawn.

(b)                           Each Obligor acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(i)                                      promptly supply to the Agent such information as the Agent may request in connection with the operation of the PTR Scheme; and

(ii)                                   act in accordance with any provisional notice issued by H.M. Revenue & Customs under the PTR Scheme.

(c)                            The Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to those Obligors specified in such provisional authority.

(d)                           All Parties acknowledge that the Agent:

(i)                                      is entitled to rely completely upon information provided to it in connection with paragraphs (a) or (b) above;

(ii)                                   is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, Obligor providing such information; and

(iii)                                shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.

(e)                            In this Clause “PTR Scheme” means the Provisional Treaty Relief scheme as described in H.M. Revenue & Customs (formerly the Inland Revenue) Guidelines dated January 2003 and administered by H.M. Revenue & Customs.

16.                           TAX GROSS UP AND INDEMNITIES - CANADIAN BORROWERS

16.1                     No Withholding; Gross-up Requirement

(a)                            Each payment required to be made by a Canadian Borrower under a Finance Document to any Lender who has made a Facility D Loan shall be made without set-off or counterclaim and free and clear of, and without deduction or withholding for or on account of, any and all present or future Tax, except to the extent such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant governmental body, then in effect.  To the extent and each time a Canadian Borrower is so required to deduct or withhold an amount for or on account of Tax from or in respect of any such payment to or for the account of any Lender under Facility D (the “Affected Facility D Lender”), then the Canadian Borrower will:

(i)                                      Promptly notify the Agent of such requirement;

(ii)                                   Pay to the relevant governmental body when due the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by the Canadian Borrower to or for the account of the Affected Facility D Lender under this Clause 16.1);

(iii)                                Promptly forward to the Agent an official receipt (or a certified copy), or other documentation, evidencing such payment to such governmental body; and

(iv)                               Subject to Clause 16.3, forthwith pay to the Affected Facility D Lender, in addition to the payment to which the Affected Facility D Lender is otherwise entitled under such Finance Document, such additional amount as is necessary to ensure that the net amount actually received by the Affected Facility D Lender (free and clear of, and net of, any such deduction or withholding, including the full amount paid by the Canadian Borrower under this Clause 16.1) will equal the full amount the Affected Facility D Lender would have received had no such deduction or withholding been required.

16.2                     Indemnity

If a Canadian Borrower fails to pay to the relevant governmental body when due any amount on account of Tax that it was required to deduct or withhold under Clause 16.1 or that is otherwise payable under Part XIII of the Canadian Tax Act by a Lender on a payment received by such Lender, in each case in respect of any payment to or for the benefit of any Lender under Facility D under any Finance Document, or fails to promptly furnish the Agent with the documentation referred to in Clause 16.1, the Canadian Borrower shall forthwith on demand indemnify and save harmless such Lender under Facility D on a full indemnity after-Tax basis from and against the full amount of any Tax, loss, liability or cost which such Lender under Facility D may suffer or incur (directly or indirectly) as a result of such failure.

16.3                     Facility D Lender’s Own Taxes

The provisions of Clauses 16.1(iv) and 16.2 shall not apply in respect of:

(a)                                   any Facility D Lender’s Own Taxes;

(b)                                  any amount paid to or for the account of any Lender under Facility D which does not deal at arm’s length with the Canadian Borrower at the time the amount is paid; or

(c)                                   payments made by a Canadian Borrower to the extent they are in respect of services rendered in Canada.

16.4                     Refund of Tax Benefit

If a Lender under Facility D obtains a refund, credit, deduction or similar benefit by reason of (i) any withholding or deduction made by a Canadian Borrower in respect of a payment made by it hereunder which payment shall have been increased pursuant to Clause 16.1 or have been the subject of an indemnity under 16.2, then such Lender under Facility D will (provided the Canadian Borrower has paid all amounts described in Clauses 16.1 and 16.2) pay to the Canadian Borrower such amount (if any), net of out-of-pocket expenses of such Lender under Facility D, not exceeding the amount paid by the Canadian Borrower under Clause 16.1, 16.2 or 16.5, as applicable, as equals the net after-tax value to such Lender under Facility D of such part of such refund, credit, deduction or benefit (after taking into account the payment under this Clause 16.4) as is reasonably allocable to such withholding or deduction or payment of indemnity having regard to all its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same, provided that (i) nothing herein shall interfere with the right of any Lender under Facility D to arrange its tax affairs in whatever manner it deems fit and in particular no Lender under Facility D shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect to any such deduction or withholding in priority to any other relief, claims, credits or deductions available to it and (ii) no Lender under Facility D shall be obligated to disclose to a Canadian Borrower any information regarding its tax affairs or tax computations.

16.5                     Indemnity for Additional Income Tax

A Canadian Borrower shall also indemnify and save harmless each Lender under Facility D, on a full indemnity after-Tax basis, for any additional Taxes on net income that such Lender under Facility D may be obliged to pay as a result of the payment of additional amounts under this Clause 16.

17.                           INCREASED COSTS

(a)                            Subject to Clause 17.3 (Exceptions) the Company shall (or shall procure that an Obligor will), within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                           In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

17.2                     Increased cost claims

(a)                            A Finance Party intending to make a claim pursuant to Clause 17 (Increased costs) shall, promptly upon becoming aware of the relevant event, notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                           Each Finance Party shall, together with its demand, provide a certificate confirming the amount (and setting out, in reasonable detail, the basis of calculation) of its Increased Costs.

17.3                     Exceptions

(a)                            Clause 17 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                   compensated for by Clause 15.3 (Tax Indemnity) or by Clause 16 (Tax Gross-up and Indemnities - Canadian Borrowers) (or would have been compensated for under Clause

15.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax Indemnity) or because one of the exceptions in Clause 16.3 (Facility D Lender’s Own Taxes) applied);

(iii)                                compensated for by the payment of the Mandatory Cost;

(iv)                               resulting from any requirements imposed on the Finance Party by Regulation D issued by the Board of Governors of the Federal Reserve System of the United States of America;

(v)                                  attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them; or

(vi)                               attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)                           In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 15.1 (Definitions).

18.                           OTHER INDEMNITIES

18.1                     Currency indemnity

(a)                            If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against that Obligor;

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2                     Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                   the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)                                   funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

18.3                     Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                   investigating any event which it reasonably believes is a Default;

(b)                                  entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 8.3 (Change of currency of Term Loans); or

(c)                                   acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4                     Finance Document and Offer related indemnity

The Company shall, or shall ensure that another Obligor will, indemnify and hold harmless each Finance Party and each of their respective directors, officers, employees, agents and representatives (each being an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, and other expenses (including the properly incurred fees of legal counsel for such Indemnified Person) (all together “Losses”) which have been incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened by any person in relation to any of the Finance Documents (or the transactions contemplated therein, including without limitation, the Offer (whether or not made), the use of the proceeds of the Facilities or any acquisition by Bidco or any person acting in concert with Bidco of any of the shares in the Target) except to the extent such Losses or claims result from such Indemnified Person’s gross negligence or misconduct or a breach of any Finance Document by an Indemnified Person, and provided that:

(a)                                   the Indemnified Person shall as soon as reasonably practicable inform the Company of any circumstances of which it is aware and which would be reasonably likely to give rise to any such investigation, litigation or proceeding (whether or not an investigation, litigation or proceeding has occurred or been threatened);

(b)                                  the Indemnified Person will, where reasonable and practicable, and taking into account the provisions of this Agreement, give the Company an opportunity to consult with it with respect to the conduct or settlement of any such investigation, litigation or proceeding;

(c)                                   an Indemnified Person will provide the Company on request (and, to the extent practicable without any waiver of legal professional privilege or breach of confidentiality obligation) with copies of material correspondence in relation to the Losses and allow the Company to attend all material meetings in relation to the Losses, receive copies of material legal advice obtained by the Indemnified Person in relation to the Losses;

(d)                                  the Company will keep strictly confidential all information received by it in connection with the Losses and will not disclose any information to any third party (other than to its legal counsel) without the prior written consent of the Indemnified Person;

(e)                                   the Company shall not be liable for any settlement of the Losses unless the Company has consented to that settlement (such consent not to be unreasonably withheld); and

(f)                                     no Indemnified Person shall be required to comply with the above nor shall paragraph (e) apply unless the Indemnified Person is and continues to be indemnified on a current basis for its costs and expenses.

Any third party referred to in this Clause may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

19.                           MITIGATION BY THE LENDERS

19.1                     Mitigation

(a)                            Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16 (Tax gross-up and indemnities – Canadian Borrowers) or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                           Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2                     Limitation of liability

(a)                            The Company shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)                           A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.                           COSTS AND EXPENSES

20.1                     Transaction expenses

The Company shall (or shall procure that an Obligor will) promptly on demand pay the Agent and the Initial Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of this Agreement and any other Finance Documents referred to in this Agreement, in each case up to any limit agreed by the Company.

20.2                     Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of currency), the Company shall (or shall procure that an

Obligor will), within three Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3                     Enforcement costs

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

21.                           GUARANTEE AND INDEMNITY

21.1                     Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                   guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s payment obligations under the Finance Documents;

(b)                                  undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                   agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 21 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of a Borrower not paying any amount when due under or in connection with any Finance Document. The amount payable by that Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2                     Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3                     Reinstatement

If as a result of insolvency or any similar event:

(a)                                   any payment by an Obligor is avoided, reduced or must be restored; or

(b)                                  any discharge or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored,

(i)                                  the liability of each Obligor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(ii)                               each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge or arrangement had not occurred.

21.4                     Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                   any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                   any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                  any insolvency or similar proceedings.

21.5                     Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.6                     Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, while a Default is continuing each Finance Party (or any trustee or agent on its behalf) may:

(a)                                   refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys bearing interest at market rates received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7                     Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                   to be indemnified by an Obligor;

(a)                                   to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(b)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics) of this Agreement.

21.8                     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS

22.                           REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party on the dates described in Clause 22.16 (Times when representations made):

(a)                                   in the case of the Company, in respect of itself and (where so expressed) in respect of each Relevant Company; and

(b)                                  in the case of the other Obligors, in respect of itself only.

22.2                     Status

(a)                            It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                           It has the power to own its assets and carry on its business substantially as it is being conducted.

22.3                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations, legal, valid, binding and enforceable obligations.

22.4                     Non-conflict with other obligations

The entry into and performance by it of its obligations under or in respect of the Finance Documents do not and will not conflict with:

(a)                                   any law or regulation applicable to it;

(b)                                  its constitutional documents; or

(c)                                   any agreement or instrument binding upon it or any Relevant Company or any Relevant Company’s assets, to the extent that it would reasonably be expected to have a Material Adverse Effect.

22.5                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and its obligations under or in respect of the Finance Documents.

22.6                     Validity and admissibility in evidence

All Authorisations required:

(a)                                   to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                  to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

22.7                     Governing law and enforcement

(a)                            The choice of English law as the governing law of the Finance Documents will, subject to the Reservations, be recognised and enforced in its jurisdiction of incorporation.

(b)                           Any judgment obtained in England in relation to a Finance Document will, subject to the Reservations, be recognised and enforced in its jurisdiction of incorporation.

22.8                     Deduction of Tax

Subject to the completion of procedural formalities and subject to the Reservations, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Lender (provided that, in respect of Facility A, Facility B and Facility C, it is a Qualifying Lender).

22.9                     No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or its obligations under or in respect of the Finance Documents.

22.10               No default

(a)                            No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                           No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Relevant Company or to which its (or any Relevant Company’s) assets are subject which would reasonably be expected to have a Material Adverse Effect.

22.11               No misleading information

(a)                            Any material written factual information in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                           Any financial projections in the Information Package have been prepared on the basis of recent historical information and on the basis of assumptions believed by the Company to be reasonable at the time of such preparation.

(c)                            So far as it is aware after due and careful review and enquiries, nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in:

(i)                                      any material factual information in the Information Package being untrue or misleading in any material respect;

(ii)                                   any financial projection in the Information Package being untrue or misleading in any material respect; or

(iii)                                any assumption or ground on which any financial projection in the Information Package is based being unreasonable.

(d)                           The representations and warranties in this Clause 22.11:

(i)                                      are given by the Company only; and

(ii)                                   to the extent they relate to the Target Group, are given to the best of the knowledge and belief of the Company.

22.12               Financial statements

(a)                            Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                           Its Original Financial Statements fairly represent its consolidated financial condition and operations as at the end of and for the relevant financial year.

(c)                            There has been no material adverse change in the consolidated business or financial condition of the Group since 31 December 2006.

22.13               No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Relevant Company.

22.14               The Acquisition

In each case, as at the date of issue and except with the consent of the Initial Arrangers:

(a)                                   the Press Release (to the extent customarily included) and the Offer Document contain all the material terms of the Offer; and

(b)                                  the Offer Document reflects the terms of the Press Release in all material respects.

22.15               The Australian Parent Guarantee

(a)                            The Australian Parent Guarantee is in full force and effect and the Company’s obligations under this Agreement are guaranteed by Rio Tinto Limited under the Australian Parent Guarantee.

(b)                           Neither the Company nor Rio Tinto Limited have sought to terminate or amend the Australian Parent Guarantee and no other steps have been taken, in each case, to exclude or limit Rio Tinto Limited’s liabilities under the Australian Parent Guarantee in relation to the Company’s obligations under this Agreement.

22.16               Times when representations made

(a)                            The representations and warranties set out in this Clause 22 (except for Clause 22.11 (No misleading information)) are made by each Original Obligor on the date of this Agreement.

(b)                           The representations and warranties set out in Clause 22.11 (No misleading information) are deemed to be made by the Company:

(i)                                      with respect to the Initial Information, on the date of this Agreement; and

(ii)                                   with respect to the Information Memorandum, on the date on which the Information Memorandum is approved by the Company,

in each case by reference to the facts and circumstances then existing.

(c)                            The Repeating Representations (and, in the case of sub-paragraph (ii) below, the representations and warranties set out in Clause 22.6 (Validity and admissibility in evidence) and Clause 22.9 (No filing or stamp taxes)) are deemed to be made by each Obligor on:

(i)                                      the date of each Utilisation Request and the first day of each Interest Period; and

(ii)                                   in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

in each case by reference to the facts and circumstances then existing.

(d)                           The representation in Clause 22.14 (The Acquisition) shall be deemed to be made, with respect to the Press Release, on the date of issue of the Press Release and, with respect to the Offer Document, on the date of issue of the Offer Document.

23.                           INFORMATION UNDERTAKINGS

23.1                     Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                   as soon as the same become available, but in any event within 150 days after the end of each of its financial years the audited consolidated financial statements of the Group for that financial year; and

(b)                                  as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years the consolidated financial statements of the Group for that financial half year.

23.2                     Compliance Certificate

(a)                            The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 23.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 24 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                           Each Compliance Certificate shall be signed by two authorised signatories of the Company.

23.3                     Requirements as to financial statements

(a)                            Each set of financial statements delivered by the Company pursuant to Clause 23.1 (Financial statements) shall be certified by an authorised signatory of the Company as fairly representing its consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                           The Company shall procure that each set of financial statements of the Group delivered pursuant to Clause 23.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and delivers to the Agent:

(i)                                      a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)                                   sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)                            If the Company notifies the Agent of a change in accordance with paragraph (b) of Clause 23.3 (Requirements as to financial statements) the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change.  To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement.  If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

23.4                     Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                   all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined, and, if so determined could reasonably be expected to have a Material Adverse Effect; and

(c)                                   promptly, such publicly available further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

23.5                     Notice of rating

The Company shall notify the Agent of any change in the long term credit rating (as defined in the definition of “Margin”) as soon as reasonably practicable upon becoming aware that such change has been announced.

23.6                     Notification of default

(a)                            Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                           Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

23.7                     Use of websites

(a)                            The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)                                      the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                   both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                                the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                            The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                      the Designated Website cannot be accessed due to technical failure;

(ii)                                   the password specifications for the Designated Website change;

(iii)                                any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                  the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

23.8                   “Know your customer” checks

(a)                            If:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

23.9                   No personal liability

No director, officer or employee of the Company or any other member of the Group shall be personally liable for any statement made by it in any certificate or other document as required to be delivered pursuant to any Finance Party pursuant to the Finance Documents.

24.                         FINANCIAL COVENANTS

24.1                   Financial condition

The Company shall ensure that the ratio of Net Borrowings on each Relevant Date ending on or after 30 June 2008 to EBITDA for the Relevant Period ending on that Relevant Date will not exceed 4.5 to 1.

24.2                   Financial covenant calculations

(a)                            EBITDA, Net Borrowings and Total Borrowings shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles and shall be expressed in US Dollars.

(b)                           EBITDA shall be determined (except as needed to reflect the terms of this Clause 24) from the financial statements of the Group and Compliance Certificates delivered under Clause 23.1 (Financial statements) and Clause 23.2 (Compliance Certificate).

(c)                            For the purpose of this Clause 24, no item shall be included or excluded more than once in any calculation.

(d)                           The financial covenant in Clause 24.1 (Financial condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 23.1 (Financial statements) and 23.2 (Compliance Certificate).  However, in respect of any Relevant Period ending on a date which is less than 12 months after the Unconditional Date, EBITDA for the period prior to the Unconditional Date shall be calculated such that references to the Group in the definition of EBITDA shall include the Target Group (on a pro forma basis).

24.3                     Definitions

In this Clause 24:

“Applicable Accounting Principles” means the GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

“Cash Equivalent Investments” means:

(a)                                   securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States, Canada, any member state of the European Union or any other country that is a member of the OECD;

(b)                                  commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s and with a maturity of less than 12 months;

(c)                                   certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months;

(d)                                  investments accessible within 30 days in money market funds which have a credit rating, or are sponsored by an institution which has a credit rating of A/A-1 by Standard & Poor’s or P-1 by Moody’s; and

(e)                                   any other securities approved by the Agent.

“EBITDA” means, in relation to any Relevant Period, the total consolidated profit on ordinary activities before finance costs and tax of the Group for that Relevant Period:

(a)                                   before taking into account:

(i)                                  Acquisition Costs;

(ii)                               all items excluded from underlying earnings to the extent included in profit on ordinary activities before financing costs and tax;

(b)                                  after excluding (to the extent included) any gains or losses on the disposal or revaluation of interests in businesses (other than in the ordinary course of trading);

(c)                                   after adding any business interruption loss incurred which is covered by insurance and which is not added back to the total profit on ordinary activities before finance costs and tax of the Group in accordance with the Applicable Accounting Principles; and

(d)                                  after adding back all amounts provided for depreciation and amortisation (including acquisition goodwill) and impairment charges less reversals; and

(e)                                   after adding back all amounts provided for in depreciation and amortisation, tax and finance items in equity accounted units.

“Net Borrowings” means, as at any particular time, Total Borrowings less cash and Cash Equivalent Investments at that time.

“Relevant Date” means the last day of a Relevant Period.

“Relevant Period” means:

(a)                                   a financial year of the Company; and

(b)                                  a period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of the next financial year of the Company.

“Total Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness or any guarantee in respect of that indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Applicable Accounting Principles.

25.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1                     Authorisations

Each Obligor shall promptly obtain, comply with and maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2                     Compliance with laws

Each Obligor shall (and the Company shall ensure that each Relevant Company will) comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would be reasonably expected to have a Material Adverse Effect.

25.3                     Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

25.4                     Negative pledge

(a)                            No Obligor shall, (and the Company shall ensure that no other Relevant Company will) create or permit to subsist any Security over any of its assets.

(b)                           Paragraph (a) does not apply to any Permitted Security.

25.5                     Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that of being a mining and resources group.

25.6                     Environmental laws and licences

Each Obligor shall (and the Company shall ensure that each other Relevant Company will):

(a)                                   comply with all Environmental Laws to which it may be subject; and

(b)                                  obtain and comply with all Environmental Licences required in connection with its business,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.7                     Subsidiary Financial Indebtedness

Following the Unconditional Date, the net aggregate amount of Financial Indebtedness (other than, without double-counting:

(a)                                   any Project Finance Borrowings;

(b)                                  indebtedness owed by one member of the Group to another member of the Group;

(c)                                   amounts borrowed by a Guarantor (while such company continues to be a Guarantor) or Rio Tinto Limited (while the representation in Clause 22.15 (The Australian Parent Guarantee) remains true and accurate). For the avoidance of doubt, any guarantee provided by any other Relevant Company (except an Obligor) in relation to such borrowed amounts shall not be excluded from the aggregate amount of Financial Indebtedness of Relevant Companies pursuant to this sub-paragraph (c);

(d)                                  amounts borrowed by a Finance Company which are on-lent to a Guarantor or Rio Tinto Limited before either remaining with such Guarantor or Rio Tinto Limited or being on-lent by it to another member of the Group;

(e)                                   amounts borrowed by a member of the Group from a bank to which cash collateral (in a substantially equivalent amount) has been granted by a member of the Group in respect of the obligation of the relevant member of the Group to repay such amounts;

(f)                                     any amounts borrowed by a member of the Group which constitute Financial Indebtedness to the extent such amounts are borrowed for the purposes of refinancing other borrowings constituting Financial Indebtedness (so long as the amounts so borrowed are promptly applied to such matter and provided that this paragraph (f) applies only until such Financial Indebtedness is so applied);

(g)                                  any Financial Indebtedness raised under the Facilities),

of the Relevant Companies shall not exceed an amount equal to 12.5 per cent. of the total consolidated assets of the Group as shown in the latest consolidated financial statements of the Group.

25.8                     The Acquisition

(a)                            The Company shall deliver to the Initial Arrangers a copy of the Press Release, the Offer Document and any other document sent to the shareholders of the Target in connection with the Acquisition as soon as reasonably practicable after such document has been posted or sent (as applicable).

(b)                           The Company shall issue the Press Release within 5 Business Days after the date of this Agreement.

(c)                            Bidco shall not declare any part of the Acquisition wholly unconditional unless:

(i)                                      it has, or its board of directors believes that it is likely that it will as a result (and the board of directors has received advice from its financial adviser to this effect), acquire and/or hold 66 2/3 per cent. or more of the outstanding Shares (calculated on a fully-diluted basis) at such time; and

(ii)                                   at the time when the Offer Document was circulated, it was recommended by the directors of the Target.

(d)                           Before Bidco declares any part of the Acquisition wholly unconditional at a time when it does not hold unconditional acceptances in respect of 66 2/3 per cent. or more of the outstanding Shares:

(i)                                      it shall give written notice to the Initial Arrangers; and

(ii)                                   it shall provide copies to the Initial Arrangers only of the advice it has received from its financial adviser that it is likely that Bidco will acquire 66 2/3 per cent. or more of the outstanding Shares.

25.9                     The Australian Parent Guarantee

(a)                            The Company will not, and will procure that Rio Tinto Limited does not, seek to terminate or amend the Australian Parent Guarantee or take any other steps where, in each case, this would exclude or limit Rio Tinto Limited’s liabilities under the Australian Parent Guarantee in relation to the Company’s obligations under this Agreement.

26.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 is an Event of Default.

26.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                   its failure to pay is caused by:

(i)                                  administrative or technical error; or

(ii)                               a Disruption Event; and

(b)                                       payment is made within 5 Business Days of its due date.

26.2                     Financial covenants

Any requirement of Clause 24 (Financial covenants) is not satisfied.

26.3                     Other obligations

(a)                            An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants)).

(b)                           No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and it is so remedied within 30 days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

26.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within 30 days of the Agent giving notice to the Company or the Company becoming aware of the misrepresentation.

26.5                     Cross acceleration

(a)                            Any Relevant Borrowing of any Relevant Company is not paid when due nor within any originally applicable grace period.

(b)                           Any Relevant Borrowing of any Relevant Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            No Event of Default will occur under this Clause 26.5:

(i)                                      if the aggregate amount of Financial Indebtedness for Financial Indebtedness falling within paragraphs (a) and (b) above is less than the Relevant Amount; or

(ii)                                   if the requirement to pay is being contested by the Relevant Company in good faith.

26.6                     Insolvency

(a)                            An Obligor, Rio Tinto Limited or Rio Tinto Finance Limited (each, a “Principal Company”) is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts (other than pursuant only to Section 123(1)(a) of the Insolvency Act 1986 of Great Britain or Section 459 C (2) of the Corporations Act 2001 of the Commonwealth of Australia or any other equivalent legislation).

(b)                           Any Principal Company by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)                            The value of the assets of the Company or Rio Tinto Limited is less than its liabilities (taking into account contingent and prospective liabilities).

(d)                           A moratorium is declared in respect of any indebtedness of any Principal Company.

26.7                     Insolvency proceedings

(a)                            Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                      the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Principal Company other than a solvent liquidation or reorganisation of any Principal Company which is not the Company or Rio Tinto Limited;

(ii)                                   a composition, compromise, assignment or arrangement with any creditor of any Principal Company;

(iii)                                the appointment of a liquidator (other than in respect of a solvent liquidation of a Principal Company which is not the Company or Rio Tinto Limited), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Principal Company or any of its assets; or

(iv)                               enforcement of any Security securing Relevant Borrowings of a Relevant Amount over any assets of any Principal Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)                           Paragraph (a) above does not apply to any action, proceedings, procedure or step which:

(i)                                      is taken by a person who is not a member of the Group;

(ii)                                   is, within seven days, being contested in good faith by the Principal Company; and

(iii)                                is dismissed, withdrawn, discharged, removed or stayed (as applicable) in the case of the Company or Rio Tinto Limited within 30 days and in the case of any other Principal Company (or any Relevant Company pursuant to the provisions of Clause 26.9 below) within 60 days, and provided that, during that time:

(A)                           no order is made for the dissolution, winding-up or administration of that Principal Company;

(B)                             no person as described in paragraph (a)(iii) above is appointed; and

(C)                             no meeting of that Principal Company is convened for the purpose of considering a resolution regarding any such matter.

26.8                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects all or any substantial part of the asset or assets of a Principal Company and is not discharged within 5 Business Days.

26.9                     Relevant Companies

Any event as described in Clause 26.6 (Insolvency) (other than paragraph (c) thereof), 26.7 (Insolvency proceedings) or 26.8 (Creditors’ process) occurs in relation to a Relevant Company (other than a Principal Company), and such event has or would reasonably be expected to have a Material Adverse Effect.

26.10               Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company or, as the case may be, Rio Tinto Limited.

26.11               Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or for Rio Tinto Limited to perform any of its obligations under the Australian Parent Guarantee.

26.12               Repudiation

(a)                            An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(b)                           Rio Tinto Limited repudiates the Australian Parent Guarantee or evidences an intention to repudiate the Australian Parent Guarantee.

26.13               Acceleration

Subject to Clause 4.3 (Acquisition Loans during the Availability Period), on and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                   cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                   declare that all or part of the Loans (other than a Facility D Loan made to a Canadian Borrower) be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

26.14               Clean-up Period

(a)                                   In this Clause:

“Clean-up Period” means the period of 90 days from and including the Unconditional Date.

(b)                                  If, during the Clean-up Period, any event or circumstance has occurred or exists with respect to any member of the Target Group which would constitute an Event of Default:

(i)                                  promptly upon becoming aware of its occurrence or existence, the Company shall notify the Agent of that Event of Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)                               subject to paragraph (c) below, during the Clean-up Period that Event of Default shall not constitute a Default, the Agent shall not be entitled to give any notice under Clause 26.13 (Acceleration) with respect to that Event of Default and no other Finance Party shall be entitled to take any action with respect to that Event of Default until (if that Event of Default is then continuing) the date immediately after the end of the Clean-up Period.

(c)                                   Paragraph (b)(ii) above shall not apply with respect to any Event of Default that:

(i)                                  was procured or approved by the Company;

(ii)                               is not capable of remedy;

(iii)                           is capable of remedy and reasonable steps are not being taken to remedy it or the event or circumstance which gave rise to it; or

(iv)                          would reasonably be expected to have a Material Adverse Effect.

(d)                                  For the avoidance of doubt, paragraph (b)(ii) above shall not restrict the Agent’s right to give any notice under Clause 26.13 (Acceleration) or any other Finance Party’s right to take any action with respect to any Default which is not an Event of Default.

SECTION 9

CHANGES TO PARTIES

27.                           CHANGES TO THE LENDERS

27.1                     Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)                                   assign any of its rights; or

(b)                                  transfer by novation any of its rights and obligations under any Loan (other than, following the date of the first Utilisation of any Facility, a Facility D Loan),

to:

(i)                                      except where paragraph (ii) below applies, another bank or to an affiliate of a bank; or

(ii)                                   while an Event of Default is continuing, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets,

(in each case the “New Lender”).

27.2                     Conditions of assignment or transfer

(a)                            The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)                           The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)                            The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                           An assignment will only be effective on:

(i)             receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)            performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                            A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(f)                              Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of each Facility pro rata.

(g)                           If:

(i)                                      a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and Indemnities), Clause 16 (Tax gross-up and indemnities – Canadian Borrowers) or Clause 17 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)                           Notwithstanding any other provision of this Agreement, no assignment or transfer of any Facility D Loan shall be, or shall be deemed to be a discharge, rescission, extinguishment, novation or substitution of the Facility D Loan and any Facility D Loan so assigned or transferred shall continue to be the same obligation and not a new obligation.

27.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000.

27.4                     Limitation of responsibility of Existing Lenders

(a)                            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)             the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)            the financial condition of any Obligor;

(iii)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)            will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)             accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)            support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5                     Procedure for transfer

(a)                            Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)             to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)            each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)           the Agent, the Initial Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Initial Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                             the New Lender shall become a Party as a “Lender”.

27.6                     Procedure for assignment

(a)                            Subject to the conditions set out in this Clause 27, an assignment may be effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.

The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                           On the Transfer Date:

(i)             the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)            the New Lender shall become a Party as a “Lender”.

(c)                            Lenders may utilise procedures other than those set out in this Clause 27 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 27.2.

27.7                     Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

27.8                     Confidentiality and disclosure of information

(a)                            Each Finance Party undertakes:

(i)                                      to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information; and

(ii)            to use the Confidential Information only for monitoring, considering and evaluating any issues relating to the Finance Documents including, without limitation, the assessment of compliance (past, present and future) by the Obligors with their obligations under the Finance Documents;

(b)                           Any Finance Party may disclose:

(i)             to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors;

(ii)            to any other person:

(a)            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement for the purposes of that actual or potential assignment or transfer;

(b)           with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor for the purposes of that actual or potential sub-participation or transaction;

(c)            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(d)                                  for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9 (Security over Lenders’ rights);

(e)                                   if and to the extent requested by any regulator with jurisdiction over that Finance Party or any Affiliate of that Finance Party;

(f)                                     if it comes into the public domain (other than as a result of a breach of this Clause 27.8);

(g)                                  to rating agencies on a confidential and need to know basis only for the purposes of preparing a private or shadow rating;

(h)                                  to an Obligor; or

(i)                                      with the prior written consent of the Company,

any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if:

(i)                                  in relation to sub-paragraph (i) above, the Finance Party uses all reasonable endeavours to ensure that any person to whom the information is to be given acknowledges and complies with the provisions of this Clause 27.8 as if it were also a party to it; and

(ii)                               in relation to sub-paragraphs (ii)(a) and (b) and (d) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(c)                            The provisions of this Clause 27.8 shall:

(i)                                      supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of any Obligor in connection with the Facilities;

(ii)                                   survive any termination of this Agreement; and

(iii)                                remain binding on any Finance Party which has ceased to be a party to this Agreement.

27.9                     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)            any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                               require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.                           CHANGES TO THE OBLIGORS

28.1                     Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2                     Additional Borrowers

(a)                            Subject to compliance with any know your customer checks reasonably requested by the Agent or a Lender, the Company may request that any of its wholly owned Subsidiaries or any wholly owned Subsidiary of Rio Tinto Limited becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)                                      all the Lenders approve the addition of that Subsidiary;

(ii)                                   the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                                the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                               the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.3                     Additional Guarantors

(a)                            Subject to compliance with any know your customer checks reasonably requested by the Agent or a Lender, the Company may request that any of its Subsidiaries or any of the Subsidiaries of Rio Tinto Limited becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                                      the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                                   the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

28.4                     Resignation of a Borrower

(a)                            The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                   the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.5                     Resignation of a Guarantor

(a)                            The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)                           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      that Obligor is the subject of a disposal, directly or indirectly, to a person which is not a member of the Group or the Lenders have consented to that Obligor ceasing to be a Guarantor;

(ii)                                   no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(iii)                                no demand has been made on that Guarantor in respect of which a payment is due under Clause 21.1 (Guarantee and indemnity),

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

28.6                     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 22.6 (Validity and admissibility in evidence) and 22.9 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

29.                           ROLE OF THE AGENT AND THE INITIAL ARRANGERS

29.1                     Appointment of the Agent

(a)                            Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2                     Duties of the Agent

(a)                            The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                            If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Initial Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3                     Role of the Initial Arrangers

(a)                            Except as specifically provided in the Finance Documents, the Initial Arrangers has no obligations of any kind to any other Party under or in connection with any Finance Document.

(b)                           The Initial Arrangers are not required to provide to any other Finance Party any documents or other information received by them in their capacity as such from the Company or any other member of the Group.

29.4                     No fiduciary duties

(a)                            Nothing in this Agreement constitutes the Agent or the Initial Arrangers as a trustee or fiduciary of any other person.

(b)                           Neither the Agent nor the Initial Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5                     Business with the Group

The Agent and the Initial Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6                     Rights and discretions of the Agent

(a)                            The Agent may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised ; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                              Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Initial Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, neither the Agent nor any Initial Arranger is obliged to disclose any information which was provided to it solely for its own use.

29.7                     Majority Lenders’ instructions

(a)                            Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8                     Responsibility for documentation

Neither the Agent nor the Initial Arrangers:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Initial Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

29.9                     Exclusion of liability

(a)                            Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 32.10 (Disruption to Payment Systems etc)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence, wilful misconduct or breach of the terms of a Finance Document.

(b)                           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                           Nothing in this Agreement shall oblige the Agent or the Initial Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Initial Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Initial Arrangers.

29.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11               Swingline Lenders’ indemnity to the Swingline Agent

Each Swingline Lender shall (in proportion to its share of the total Swingline Commitments or, if the total Swingline Commitments are then zero, to its share of the total Swingline Commitments immediately prior to their reduction to zero) indemnify the Swingline Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Swingline Agent (otherwise than by reason of the Swingline Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to Payment Systems etc.) notwithstanding the Swingline Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Swingline Agent) in acting as Swingline Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12               Resignation of the Agent or the Swingline Agent

(a)                            Each of the Agent and the Swingline Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom (in the case of the Agent) or through an office in New York City (in the case of the Swingline Agent) as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively each of the Agent and the Swingline Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (following consultation with the Company) may appoint a successor Agent or Swingline Agent (as applicable).

(c)                            If the Majority Lenders have not appointed a successor Agent or Swingline Agent (as applicable) in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or Swingline Agent (as applicable) (following consultation with the Company) may appoint, as applicable, a successor Agent (acting through an office in the United Kingdom) or successor Swingline Agent (acting through an office in New York City).

(d)                           The retiring Agent or Swingline Agent shall, at its own cost, make available to the successor Agent or Swingline Agent such documents and records and provide such assistance as the successor Agent or Swingline Agent may reasonably request for the purposes of performing its functions as Agent or Swingline Agent under the Finance Documents.

(e)                            The Agent’s or Swingline Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                              Upon the appointment of a successor, the retiring Agent or Swingline Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                           After consultation with the Company, the Majority Lenders may, by notice to the Agent or Swingline Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent or Swingline Agent shall resign in accordance with paragraph (b) above.

29.13               Confidentiality

(a)                            In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.14               Relationship with the Lenders

(a)                            The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

29.15               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Initial Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.17               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                   interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.                           SHARING AMONG THE FINANCE PARTIES

31.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial payments).

31.3                     Recovering Finance Party’s rights

(a)                            On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5                     Exceptions

(a)                            This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                      it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                   that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

32.                           PAYMENT MECHANICS

32.1                     Payments to the Agent

(a)                            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4                     Clawback

(a)                            Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           Subject to paragraph (c) below, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)                            In the event that a Canadian Borrower is required to refund any amount paid by the Agent to it as a Facility D Loan pursuant to paragraph (b) above, the cumulative amount of any such refunds together with any other amount paid or that may be required to be paid on account of the principal amount of the Facility D Loan made to that Canadian Borrower prior to the Facility D

Repayment Date shall not exceed 25 per cent. of the principal amount of the Facility D Loan made to that Canadian Borrower.

32.5                     Partial payments

(a)                            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Initial Arrangers under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7                     Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8                     Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9                     Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (acting reasonably and after consultation with the Company); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably and after consultation with the Company).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.10               Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                                   the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                                  the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                   the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                  any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)                                   the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10; and

(f)                                     the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.                           SET-OFF

While an Event of Default is continuing, a Finance Party may whilst an Event of Default is continuing set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. That Finance Party shall promptly notify that Obligor of any such set-off or conversion.

34.                           NOTICES

34.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of the Company, that identified with its name below;

(b)                                  in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

34.3                     Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)                            Any communication or document made or delivered to an Obligor (other than the Company) shall be copied to the Company at the same time and by the same method.

34.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5                     Electronic communication

(a)                            Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                      agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                   notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                                notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6                     English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.                           CALCULATIONS AND CERTIFICATES

35.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall set out the basis of calculation in reasonable detail and is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.                           AMENDMENTS AND WAIVERS

38.1                     Required consents

(a)                            Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2                     Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                                a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment;

(v)                                  a change to the Borrowers or the Company as guarantor other than in accordance with Clause 28 (Changes to the Obligors);

(vi)                               any provision which expressly requires the consent of all the Lenders; or

(vii)                            Clause 2.2 (Finance Parties’ rights and obligations), Clause 27 (Changes to the Lenders), Clause 31 (Sharing among the Finance Parties) or this Clause 38,

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Agent or the Initial Arrangers may not be effected without the consent of the Agent or the Initial Arrangers.

39.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.                           GOVERNING LAW

This Agreement is governed by English law.

41.                           ENFORCEMENT

41.1                     Jurisdiction

(a)                            The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 41.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                   irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)

RIO TINTO PLC	00719885

RIO TINTO FINANCE PLC	00358901

RIO TINTO CANADA HOLDING INC	680174-9

Name of Original Guarantor	Registration number (or equivalent, if any)

RIO TINTO PLC	00719885

RIO TINTO FINANCE PLC	00358901

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment	Facility D Commitment
	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)

Credit Suisse	2,456,250,000	1,637,500,000	818,750,000	1,637,500,000

Credit Suisse International	356,250,000	237,500,000	118,750,000	237,500,000

Deutsche Bank AG, London Branch	3,750,000,000	2,500,000,000	1,250,000,000	2,500,000,000

The Royal Bank of Scotland plc	5,625,000,000	3,750,000,000	1,875,000,000	3,750,000,000

Société Générale	2,812,500,000	1,875,000,000	937,500,000	1,875,000,000

Total	15,000,000,000	10,000,000,000	5,000,000,000	10,000,000,000

PART III

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Swingline Commitment
(U.S.$)

Credit Suisse	818,750,000

Credit Suisse International	118,750,000

Deutsche Bank AG, London branch	1,250,000,000

The Royal Bank of Scotland plc	1,875,000,000

Société Générale	937,500,000

Total	5,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                 Original Obligors

(a)                            A copy of the constitutional documents of each Original Obligor.

(b)                           A copy of a resolution of (or a committee of) the board of directors of each Original Obligor:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                   authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                            A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                           A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)                            A certificate of the relevant Original Obligor (signed by an authorised signatory) certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)                              A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (except the Company), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party

2.                                 Legal opinions

(a)                            A legal opinion of Clifford Chance, legal advisers to the Initial Arrangers and the Agent in England and Wales, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                           A legal opinion of Goodmans LLP, legal advisers to the Initial Arrangers and the Agent in Canada, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)                            A legal opinion of McCarthy Tétrault LLP / S.E.N.C.R.L., s.r.l., legal advisers to the Company in Canada, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                 The Acquisition

A certificate of the Company (signed by an authorised signatory) certifying that:

(a)                                   Bidco has declared the Acquisition wholly unconditional without breaching paragraph (b) of Clause 25.8 (The Acquisition); and

(b)                                  the following have occurred:

(i)                                  (A) the Canadian Commissioner of Competition has issued an advance ruling certificate under Section 102 of the Competition Act (Canada) in respect of the purchase of the Shares by Bidco or (B) the waiting period under Part IX of the Competition Act (Canada) shall have expired or have been waived in accordance with the Competition Act (Canada) and the Canadian Commissioner of Competition shall have advised Bidco in writing (which advice shall not have been rescinded or amended) to the reasonable satisfaction of Bidco acting reasonably that she is of the view that, at that time, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act (Canada) with respect to the purchase of the Shares by Bidco (or words to that effect);

(ii)                               the Offer has been approved or deemed approved under the Council Regulation (EC) No 139/2004 on conditions satisfactory to Bidco (and/or all relevant waiting periods have expired or terminated);

(iii)                            any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 following notification of the Offer shall have expired or been terminated; and

(iv)                           the Offer has been cleared by the Australian Competition and Consumer Commission under the Trade Practices Act (Australia) on conditions satisfactory to Bidco.

4.                                 Other documents and evidence

(a)                            The Original Financial Statements.

(b)                           A structure chart of the Group as at the date of this Agreement.

(c)                            If the fees due on or before the first Utilisation Date from the Company under Clause 14 (Fees) have not been paid, evidence that they will be paid in the first Utilisation Date.

(d)                           The Syndication Letter.

(e)                            The Australian Parent Guarantee.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                 An Accession Letter, duly executed by the Additional Obligor and the Company.

2.                                 A copy of the constitutional documents of the Additional Obligor.

3.                                 A copy of a resolution of (or a committee of) the board of directors of the Additional Obligor:

(a)                                   approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                  authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                   authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                 In the case of an Additional Guarantor incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.                                 A certificate of the Additional Obligor (signed by an authorised signatory) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

7.                                 A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                 A legal opinion of the legal advisers to the Initial Arrangers and the Agent in England and Wales in relation to the Accession Letter and the obligations of the Additional Obligor under the Facility Agreement.

9.                                 If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Initial Arrangers and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:      [Name of relevant Borrower]

To:          [Agent]

Dated:

Dear Sirs

Rio Tinto plc - U.S.$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*/[Facility C]/[Facility D]

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

*      Delete as appropriate

PART II

SELECTION NOTICE

APPLICABLE TO A TERM LOAN

From:      [Name of relevant Borrower]

To:          [Agent]

Dated:

Dear Sirs

Rio Tinto plc - U.S.$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                 We refer to the following Facility A Loan/ Facility D Loan in [identify currency] with an Interest Period ending on [                   ].*

3.                                 We request that the above Facility A Loan/Facility D Loan be divided into [                   ] Facility A Loans/ Facility D Loans with the following Base Currency Amounts and Interest Periods:**

or

We request that the next Interest Period for the above Facility A Loan[s]/ Facility D Loan[s] is [                   ].***

4.                                 We request that the above Facility A Loan[s]/Facility D Loan[s] [is][are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [                   ]].  As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice.  The proceeds of any change in currency should be credited to [account].

5.                                 This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
the Company on behalf of [Name of relevant Borrower]

*                                         Insert details of all Facility A or D Loans in the same currency which have an Interest Period ending on the same date.

**                                  Use this option if division of Loans is requested [not available for Facility D Loans to Canadian Borrowers].

***                           Use this option if sub-division is not required.

****                    Change of currency is not available for Facility D Loans

PART III

UTILISATION REQUEST

SWINGLINE LOAN

From:      [Name of relevant Borrower]

To:          [Agent]

Dated:

Dear Sirs

Rio Tinto plc - U.S.$ 40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a New York Business Day, the next New York Business Day)

Facility to be utilised:	Swingline Facility

Amount:	U.S.$[ ] or, if less, the Available Swingline Facility

Interest Period:	[ ]

2.                                 We confirm that each condition specified in Clause 6.4(b) (Swingline Lenders’ participation) is satisfied on the date of this Utilisation Request.

3.                                 The proceeds of this Swingline Loan should be credited to [account].

4.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of] [Name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                                   in relation to a sterling Loan:

per cent. per annum

(b)                                  in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A               is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B               is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C               is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D               is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                            “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                            “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                   the jurisdiction of its Facility Office; and

(b)                                  any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

RESERVATIONS

(1)                                  The validity, performance and enforcement of the Finance Documents may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganisation or similar laws affecting creditors’ rights generally.

(2)                                  Remedies such as specific performance or the issue of any injunction are available only at the discretion of the court. Specific performance is not usually granted, and an injunction is not usually issued, where damages would be an adequate alternative.

(3)                                  English courts are now prepared to render judgments for a monetary amount in foreign currencies but the judgment may be converted into sterling for enforcement purposes. Foreign currency amounts claimed in an English liquidation must be converted into sterling at the rate prevailing at the commencement of the liquidation.

(4)                                  The Finance Documents provide for interest to be paid on overdue amounts. Such interest may amount, at least in part, to a penalty under English law and, to that extent, may therefore not be recoverable.

(5)           An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

(6)                                  There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Finance Documents state are to be so treated.

(7)                                  Clause 36 (Partial invalidity) of this Agreement may not be effective in certain circumstances depending on the nature of the prohibition or unenforceability in question.

(8)                                  The Finance Documents may be amended orally by the parties thereto notwithstanding provisions therein to the contrary.

(9)                                  Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

(10)                            Where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws of that jurisdiction.

(11)                            An English court may refuse to give effect to Clause 20.3 (Enforcement Costs) of this Agreement in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

(12)                            An agreement to negotiate is unenforceable, but this does not affect the enforceability of those provisions of the Finance Documents as to the consequences of any failure to negotiate or agree on the relevant matter.

(13)                            Where a party to a Finance Document is vested with a discretion or may determine a matter in its opinion, a term may be implied in English law that such discretion should be exercised in good faith and/or reasonably or that such opinion is held in good faith and/or is based upon reasonable grounds.

(14)                            If any provision of a Finance Document is held to be illegal, invalid or unenforceable, the severance of such provision from the remainder of the Finance Documents will be subject to the discretion of the English courts.

(15)                            The enforcement in England of the Finance Documents will be subject to English rules of civil procedure.

(16)                            Any provision of a Finance Document which constitutes or purports to constitute a restriction on the exercise of any statutory power may be ineffective.

(17)                            Any contractual provision which is held to contravene public policy in any jurisdiction may be unenforceable in that jurisdiction.

(18)                            The enforceability in jurisdictions outside England of a judgment of an English court may be subject to limitations. In the case of a judgment of a superior court or certain specified inferior courts of England being enforced in Australia, these limitations are set out in the Foreign Judgments Act 1991 of the Commonwealth of Australia and include circumstances where a judgment is in respect of taxes, fines or penalties, involves insufficient notice to the judgment debtor or is obtained by fraud. In the case of a judgment being enforced in Canada, these limitations include any applicable limitation period or circumstances where the judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action, circumstances where the judgment is in respect of taxes, fines or penalties or is obtained by fraud, is contrary to public policy or is void of voidable under English law.

(19)                            Certain jurisdictions outside England apply rules before recognising the currency of judgment of a foreign court. For example, in Australia, unless the judgment creditor requests that the judgment be registered in a foreign currency, Australian courts will register the judgment in Australian dollars on the basis of the rate of exchange prevailing on the second business day before the day of the application for registration.  In Canada, courts are precluded from giving a judgment in any currency other than the lawful money of Canada.

(20)                            Any other general principles of law which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors).

(21)                            A Canadian Obligor is required to make deductions for or on account of Tax from amounts paid or credited to Lenders as or on account of interest, in lieu of interest, or amounts deemed to be interest for purposes of Part XIII of the Canadian Tax Act, each in respect of a Facility D Loan, except for any Lender with whom such Canadian Obligor deals at arm’s length for the purposes of the Canadian Tax Act.

A Canadian Obligor is required to make deductions for or on account of Tax from amounts paid or credited to Lenders as or on account of interest, in lieu of interest, or amounts deemed to be interest for purposes of Part XIII of the Canadian Tax Act, each in respect of a Facility A Loan, Facility B Loan, Facility C Loan, or Swingline Loan.

A Canadian Obligor is required to make deductions for or on account of Tax from payments of Fees described in Clause 14 either (i) where such Fees are deemed to be interest for purposes of Part XIII of the Canadian Tax Act and are not solely in respect of a Facility D Loan or (ii) are in respect of services.

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE AND ASSIGNMENT AGREEMENT

PART I

FORM OF TRANSFER CERTIFICATE

To:          [                   ] as Agent

From:      [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

Rio Tinto plc - U.S.$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 27.5 (Procedure for transfer):*

(a)                                   The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

(b)                                  The proposed Transfer Date is [                   ].

(c)                                   The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.                                 The New Lender [confirms that it is [a Qualifying Lender (other than a Treaty Lender)] [a Treaty Lender] [not a Qualifying Lender]]/[hereby gives a Tax Confirmation] [delete as applicable - each New Lender is required to confirm which of these four categories it falls within.]

5.                                 [The New Lender confirms that it is [a company, corporation or other body corporate] [a partnership, limited partnership or a US limited liability company] [an entity not falling in the previous two categories] [delete as applicable], that it is resident for tax purposes in [•] and the address of its head office is [•]] [This paragraph to be included where the New Lender is a Treaty Lender]

6.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.                                 This Transfer Certificate is governed by English law.

*      Transfer Certificates not to be used for a transfer of any rights and obligations under Facility D following the first Utilisation Date under any Facility

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

[Agent]

By:

PART II

FORM OF ASSIGNMENT AGREEMENT

To:          [                   ] as Facility Agent

From:      [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

Rio Tinto plc – U.S.$40,000,000,000 Facility Agreement
dated 12 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in Clause 27.6 (Procedure for assignment):

(a)                                        The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facility Agreement as specified in the Schedule.

(b)                                       The New Lender confirms to the Agent that it will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(c)                                        The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)             The proposed Transfer Date is [                   ].

(e)                                        The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

2.                                 The New Lender expressly acknowledges the limitations of the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

3.                                 This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

4.                                 The New Lender [confirms that it is [a Qualifying Lender (other than a Treaty Lender)] [a Treaty Lender] [not a Qualifying Lender]]/[hereby gives a Tax Confirmation] [delete as applicable - each New Lender is required to confirm which of these four categories it falls within.]

5.                                 [The New Lender confirms that it is [a company, corporation or other body corporate] [a partnership, limited partnership or a US limited liability company] [an entity not falling in the previous two categories] [delete as applicable], that it is resident for tax purposes in [•] and the address of its head office is [•]] [This paragraph to be included where the New Lender is a Treaty Lender]

6.                                 This Assignment Agreement is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be assigned

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 7

FORM OF ACCESSION LETTER

To:          [                   ] as Agent

From:      [Subsidiary] and Rio Tinto plc

Dated:

Dear Sirs

Rio Tinto plc - U.S.$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                 [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [28.2 (Additional Borrowers)]/ [28.3 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                 This Accession Letter is governed by English law.

Rio Tinto plc	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:          [                   ] as Agent

From:      [resigning Borrower] and Rio Tinto plc

Dated:

Dear Sirs

Rio Tinto plc - U.S.$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                 Pursuant to Clause [28.4 (Resignation of a Borrower)]/ [28.5 (Resignation of a Guarantor)], we request that resigning [Borrower]/[Guarantor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.                                 We confirm that:

(a)                                   no Default is continuing or would result from the acceptance of this request; and [                   ].

4.                                 This Resignation Letter is governed by English law.

Rio Tinto plc	[Subsidiary]

By:	By:

SCHEDULE 9

TIMETABLES

PART I

LOANS

“D - ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 12.1 (Selection of Interest Periods))	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

D - 3 11:00 a.m.

Agent determines amount of the Facility A Loan or Facility D Loan in Optional Currency in accordance with Clause 8.3 (Change of currency of Term Loans)	D - 3 11:00 a.m.

Agent determines amount of the Facility A Loan or Facility D Loan in Optional Currency in accordance with Clause 8.5(a) (Optional Currency during successive Interest Periods)	D - 3 11:00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.

PART II

SWINGLINE LOANS

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Swingline Loans))	11:00 a.m. (New York time)

Agent determines prime commercial lending rate in U.S. Dollars/Federal Funds Rate under Clause 7.5 (Interest)	as of 11:00 a.m. (New York time)

SCHEDULE 10

FORM OF COMPLIANCE CERTIFICATE

To:                                                          [                   ] as Agent

From:                                              [Company]

Dated:

Dear Sirs

Rio Tinto PLC –$40,000,000,000 Facility Agreement
dated 12 July 2007 (the “Agreement”)

1.                                 We refer to the Agreement.  This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                 We confirm that Net Borrowings on [Relevant Date] to EBITDA for the Relevant Period ending on [Relevant Date] amounted to [                   ].

3.                                 [We confirm that no Event of Default is continuing.]*

Signed:

Authorised Signatory

of Rio Tinto plc

*      If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 11

FORM OF CONFIDENTIALITY UNDERTAKING

To:

Re:          Rio Tinto PLC – $40,000,000,000 Facility Agreement dated 12 July 2007 (the “Agreement”)

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement (the “Acquisition”).  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.             CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, and (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2 (d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.             PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)           to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)           subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)           subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)           (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or

(iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.             NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.             RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5.             CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment, sub-participation or otherwise) an interest, direct or indirect, in the Agreement and (b) twelve months from the date of this letter.

6.             NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)           neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)           we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.             NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder.  The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.             INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.             NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.          THIRD PARTY RIGHTS

(a)           Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)           The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)           The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.          GOVERNING LAW AND JURISDICTION

(a)           This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)           The parties submit to the non-exclusive jurisdiction of the English courts.

12.          DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition.

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To:	[Seller]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SIGNATURES

The Company

RIO TINTO PLC

Address:	Rio Tinto plc,
6 ST James’s Square,
London
SW1Y 4LD

By:	/s/ Anette V Lawless
Anette V Lawless

The Original Borrowers

RIO TINTO PLC

By:	/s/ Anette V Lawless
Anette V Lawless

RIO TINTO CANADA HOLDING INC

By:	/s/ Ian Ratnage
Ian Ratnage

The Original Guarantors

RIO TINTO FINANCE PLC

By:	/s/ Anette V Lawless
Anette V Lawless

The Initial Arrangers

CREDIT SUISSE

By:	/s/ Thomas Muoio
Thomas Muoio

By:	/s/ Garrett Lynskey
Garrett Lynskey

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Starmer-Smith
Michael Starmer-Smith

By:	/s/ Goetz Laue
Goetz Laue

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Dale Williams
Dale Williams

By:	/s/ Philippa Crawford
Philippa Crawford

SOCIÉTÉ GÉNÉRALE

By:	/s/ Stuart Fidler
Stuart Fidler

The Lenders

CREDIT SUISSE

By:	/s/ Thomas Muoio
Thomas Muoio

By:	/s/ Garrett Lynskey
Garrett Lynskey

CREDIT SUISSE INTERNATIONAL

By:	/s/ Thomas Muoio
Thomas Muoio

By:	/s/ Garrett Lynskey
Garrett Lynskey

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Starmer-Smith
Michael Starmer-Smith

By:	/s/ Goetz Laue
Goetz Laue

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Dale Williams
Dale Williams

By:	/s/ Philippa Crawford
Philippa Crawford

SOCIÉTÉ GÉNÉRALE

By:	/s/ Stuart Fidler
Stuart Fidler

The Agent

THE ROYAL BANK OF SCOTLAND plc

Address:	135 Bishopsgate London EC2M 3UR

By:	/s/ Dale Williams
Dale Williams

By:	/s/ Philippa Crawford
Philippa Crawford